Exhibit 3.3

OSISKO MINING CORPORATION

(a development stage company)

. . . . . . .. . . . . . . . . . . .

Consolidated Financial Statements

For the years ended December 31, 2009 and 2008

Osisko Mining Corporation

(a development stage company)

Consolidated Balance Sheets

As at December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

	2009	2008
	$	$
Assets

Current assets
Cash and cash equivalents (note 4)	673,777	57,799
Short-term investments (note 5)	84,064	—
Restricted cash (note 6)	10,760	18,000
Cash collateral investments (note 7)	5,452	19,856
Accounts receivable (note 8)	37,759	21,651
Other current assets	790	1,966

	812,602	119,272

Restricted cash (note 6)	16,134	—
Investments (note 9)	5,732	—
Mining assets (note 10)	504,305	198,920

	1,338,773	318,192

Liabilities

Current liabilities
Accounts payable and accrued liabilities	46,047	25,170
Current portion of long-term debt (note 11)	6,155	1,058
Current portion of asset retirement obligations (note 12)	—	355

	52,202	26,583

Long-term debt (note 11)	173,914	24,340
Asset retirement obligations (note 12)	355	—

	226,471	50,923

Shareholders’ Equity

Share capital (note 13)	1,116,229	256,450
Warrants (note 13)	5,871	17,164
Contributed surplus (note 15)	24,272	18,007
Equity component of convertible debenture (note 11(ii))	11,036	—
Deficit	(45,106)	(24,352)

	1,112,302	267,269

	1,338,773	318,192

APPROVED ON BEHALF OF THE BOARD

(signed) Sean Roosen, Director	(signed) Victor H. Bradley, Director

See accompanying notes to consolidated financial statements.

Osisko Mining Corporation

(a development stage company)

Consolidated Statements of Deficit

For the years ended December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

	2009	2008
	$	$

Deficit — beginning of year	(24,352)	(25,742)

Net income (loss) for the year	(20,754)	1,463
Premium on purchase of common shares for cancellation (note 13)	—	(73)

Deficit — end of year	(45,106)	(24,352)

See accompanying notes to consolidated financial statements.

Osisko Mining Corporation

(a development stage company)

Consolidated Statements of Operations and Comprehensive Income (Loss)

For the years ended December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars, except per share amounts)

	2009	2008
	$	$

Expenses
Salaries and fringe benefits	7,762	4,665
General and administrative expenses (note 13(iv))	6,143	2,453
Stock-based compensation (note 15)	3,958	1,808
Investor relations and corporate development	2,907	2,251
Amortization	363	375
Write off of mining assets (note 10)	—	1,141

Loss before the following items	(21,133)	(12,693)

Interest income	1,709	4,589
Foreign exchange gain (loss)	(4,578)	5,832
Share of equity investee loss (note 9)	(198)	—
Gain on investments (note 9)	1,430	—
Loss on disposal of mining assets (note 10)	—	(741)

Loss before income taxes	(22,770)	(3,013)

Future income tax recovery (note 18)	2,016	4,476

Net income (loss) and comprehensive income (loss) for the year	(20,754)	1,463

Net income (loss) per share
- Basic	(0.08)	0.01
- Diluted	(0.08)	0.01

Weighted average number of shares outstanding
- Basic	260,180,000	162,450,000
- Diluted	260,180,000	168,067,000

See accompanying notes to consolidated financial statements.

Osisko Mining Corporation

(a development stage company)

Consolidated Statements of Cash Flows

For the years ended December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

	2009	2008
	$	$

Cash flows from

Operating activities
Net income (loss) for the year	(20,754)	1,463
Adjustments for
General and administrative expenses (note 13(iv))	2,075	—
Stock-based compensation	3,958	1,808
Amortization	363	375
Write off of mining assets	—	1,141
Unrealized foreign exchange loss (gain) (notes 6,7,11,16)	422	(5,230)
Share of equity investee loss	198	—
Gain on investments	(1,430)	—
Loss on disposal of mining assets	—	741
Future income tax recovery	(2,016)	(4,476)

	(17,184)	(4,178)
Change in non-cash working capital items (note 16)	7,630	704

	(9,554)	(3,474)
Financing activities
Long-term debt	150,000	20,000
Capital lease payments	(1,208)	(369)
Debt issuance costs	(3,123)	(552)
Issuance of common shares, net of issue expenses	840,990	13,110
Purchase of common shares for cancellation (note 13)	—	(764)

	986,659	31,425
Investing activities
Acquisition of short-term investments	(84,064)	—
Disposal of short-term investments	—	55,000
Increase in restricted cash	(23,505)	(15,435)
Decrease in restricted cash	13,962	—
Increase in cash collateral investments	—	(9,588)
Decrease in cash collateral investments	13,477	12,206
Investments	(4,500)	—
Mining assets	(276,497)	(122,143)
Proceeds on disposal of mining assets	—	1,675

	(361,127)	(78,285)

Increase (decrease) in cash and cash equivalents	615,978	(50,334)

Cash and cash equivalents (note 4) — beginning of year	57,799	108,133

Cash and cash equivalents (note 4) — end of year	673,777	57,799

See accompanying notes to consolidated financial statements.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

1.                 Nature of activities

Osisko Mining Corporation (“Osisko” or the “Company”) is engaged in the business of acquiring, exploring and developing gold properties, with interests substantially in Canada.

The Company’s operations, development projects and exploration activities are mostly concentrated in its wholly owned Canadian Malartic property in the Abitibi Gold Belt, immediately south of the Town of Malartic and approximately 25 kilometres west of the City of Val-d’Or, Québec. On August 20, 2009, the Conseil des ministres du Québec approved the order-in-council authorizing the development of the Canadian Malartic project (the “Project”). Since then, the Company has been actively developing the Project with an estimated cost of $931,000,000.

The recoverability of the amounts shown for mining assets is dependent upon future profitable production or proceeds from the disposal of properties.

2.                 New accounting standards

(a)          Accounting standards newly adopted

Effective January 1, 2009, the Company adopted an amendment to an accounting standard related to financial instruments, one new accounting standard related to goodwill and intangible assets and two new abstracts related to credit risk and the fair value of financial assets and financial liabilities and mining exploration costs that were issued by the Canadian Institute of Chartered Accountants (“CICA”). The CICA amendment, new standard and abstracts are as follows:

Section 3862, Financial Instruments — Disclosure

On January 1, 2009, the Company adopted an amendment to Section 3862, Financial Instruments — Disclosures. This amendment establishes additional disclosure requirements regarding the level in the fair value hierarchy in which fair value measurements are categorized for assets and liabilities measured in the consolidated balance sheet.

Section 3064, Goodwill and Intangible Assets

In February 2008, the CICA issued Section 3064, which replaces Section 3062, Goodwill and Other Intangible Assets. This new Section provides guidance on the recognition, measurement, presentation and disclosure of goodwill and intangible assets. This new Section specifically excludes mining activities related to prospecting, acquisition of mineral rights, exploration, drilling and mineral development from being considered as intangible assets, as existing Section 3061, Property, Plant and Equipment, contains standards for the measurement, presentation and disclosure of mining properties. Adoption of this standard did not have any effect on the Company’s consolidated financial statements.

EIC-173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

In January 2009, the CICA issued EIC-173, which provides guidance on how to take into account credit risk of an entity and counterparty when determining the fair value of financial assets and financial liabilities, including derivative instruments. This Abstract applies to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2009. Adoption of this Abstract did not have any effect on the Company’s consolidated financial statements.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

2.                 New accounting standards (continued)

EIC-174, Mining Exploration Costs

In March 2009, the CICA issued EIC-174, which provides guidance on the accounting and the impairment review of exploration costs. This Abstract applies to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2009. Adoption of this Abstract did not have any effect on the Company’s consolidated financial statements.

(b)         New accounting standards not yet adopted

In January 2009, the CICA issued Section 1582, Business Combinations, Section 1601, Consolidated Financial Statements, and Section 1602, Non-controlling Interests, which replace CICA Section 1581, Business Combinations, and Section 1600, Consolidated Financial Statements. Section 1582 establishes standards for the accounting for business combinations that are equivalent to the business combination accounting standards under International Financial Reporting Standards (“IFRS”). Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. It is equivalent to the corresponding provisions of IFRS, IAS 27 (Revised), Consolidated and Separate Financial Statements. The Sections apply to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011. The Company is currently evaluating the impact of the adoption of these new Sections on the consolidated financial statements.

3.                 Significant accounting policies

The accompanying consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”). The Canadian dollar is the functional and the reporting currency used to measure the Company’s operations.

(a)         Basis of consolidation

The Company’s consolidated financial statements include the accounts of Osisko Mining Corporation and its wholly owned subsidiaries. The Company’s interest in joint ventures is accounted for using the proportionate consolidation method. All intercompany balances and transactions have been eliminated.

(b)         Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant areas where management judgment is applied are assumptions and estimates relating to determining defined ore bodies, reserve values beyond proven and probable mine life, the useful life of assets for amortization purposes and for evaluation of their net recoverable amount, fair values for the purpose of impairment analysis, initial measurement of the components of convertible debenture, asset retirement obligations, stock-based compensation and warrants and valuation allowances for future income taxes. Actual results could differ from those estimates.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

3.                 Significant accounting policies (continued)

(c)          Financial instruments

All financial instruments are required to be measured at fair value on initial recognition, except for certain related party transactions.  Measurement in subsequent periods depends on whether the financial instrument has been classified as held for trading, available for sale, held to maturity, loans and receivables, or other liabilities.

Financial assets and financial liabilities classified as held for trading are required to be measured at fair value, with gains and losses recognized in net income.

Financial assets classified as held to maturity, loans and receivables and financial liabilities (other than those held for trading) are required to be measured at amortized cost using the effective interest method of amortization.

Available-for-sale financial assets are required to be measured at fair value, with unrealized gains and losses recognized in Other comprehensive income. Fair value is based on the quoted market price at the reporting date. If there is a permanent decline in the fair value of the investment, the cumulative loss recognized in accumulated Other comprehensive income is reclassified to net income. An other than temporary decline in fair value is evidenced by significant and prolonged decline in fair value and adverse indications in the market and economic environment. Investments in equity instruments classified as available for sale that do not have a quoted market price in an active market are measured at cost.

The Company has implemented the following classifications:

•                  Bank balances and cash on hand are classified as held for trading.

•                  Guaranteed investment certificates are classified as loans and receivables.

•                  Treasury bills, banker’s acceptances and commercial papers are classified as held to maturity.

•                  Investments in shares without significant influence are classified as available for sale.

•                  Investments in warrants are classified as held for trading.

•                  Accounts payable and accrued liabilities and Long-term debt are classified as other liabilities.

(d)         Cash and cash equivalents and short-term investments

Cash and cash equivalents include cash on hand, bank balances and all highly liquid short-term investments with original maturity of three months or less.

Short-term investments are highly liquid investments with original maturity greater than three months and less than one year.

(e)          Refundable tax credits for mining exploration expenses and mining duties

The Company is entitled to a refundable tax credit of 35% on qualified mining exploration expenses incurred in the province of Québec.  Furthermore, the Company is entitled to a refund of mining duties of 12% on qualified mining exploration expenses net of the refundable tax credit.  Both credits are accounted for against the exploration expenses incurred.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

3.                 Significant accounting policies (continued)

(f)            Investments with significant influence

The Company accounts for its investments by the equity method whereby it can exercise significant influence over an investee that is not a subsidiary, joint venture or variable interest entity. Once significant influence is determined, the investment is initially recorded at cost, which is determined by the consideration paid at the date of acquisition. The carrying value of the investment is then adjusted to include the Company’s pro-rata share of post-acquisition earnings of the investee calculated by the equity method.

Loss in value of investment is recognized by writing down the investment if such loss is not considered temporary, and such write down is included in determination of net income.

(g)         Joint ventures

The Company’s interest in joint ventures is accounted for using the proportionate consolidation method. Under this method, the Company records its proportionate share of the assets, liabilities, revenues and expenses of the joint ventures.

(h)         Mining assets

Asset under construction

Project development expenditures are grouped under Asset under construction and include borrowing costs, estimated present value of related asset retirement obligations at recognition and stock-based compensation.

Development expenditures will be amortized when the related property is placed into production and will be written off in case of an impairment.

Property, plant and equipment

Property, plant and equipment are recorded at cost. Amortization is calculated to amortize the cost of the property, plant and equipment less their residual values over their estimated useful lives using the following method and periods:

Leasehold improvements	Straight-line	Lease term
Furniture and office equipment	Straight-line	3-5 years
Exploration equipment and facilities	Straight-line	3-15 years
Equipment under capital lease	Straight-line	7-10 years

Amortization of property, plant and equipment if related to exploration is capitalized in mineral properties and if related to development expenditures is capitalized in Asset under construction. These amounts will be recognized in the consolidated statement of operations through amortization of mining assets when they are put into production. For those which are not related to exploration and development activities, amortization expense is recognized in the consolidated statement of operations.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

3.                 Significant accounting policies (continued)

Mineral properties

Mineral properties include rights in mining properties and deferred exploration expenditures and are recorded at acquisition cost or at their fair value in the case of a devaluation caused by an impairment of value.

Mining rights, options to acquire undivided interests in mining rights and related deferred exploration expenditures are amortized only as these properties are put into production. These costs are written off when properties are abandoned or when cost recovery or access to resources is uncertain.

Proceeds from the sale of exploration properties are applied in reduction of related carrying costs and any excess is recorded as a gain in the consolidated statement of operations. In the case of partial sale, if the carrying costs exceed the proceeds, only the losses are recorded.

Impairment of long-lived assets

The carrying value of long-lived assets, which consist primarily of mining assets, is reviewed regularly and whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized if the carrying value of an asset exceeds the total undiscounted cash flows expected from its use and disposal. Undiscounted cash flows for mining assets are based on estimates of future metal prices and foreign exchange rates, proven and probable reserves, estimated value beyond proven and probable reserves, and future operating, capital, and reclamation cost assumptions. An impairment loss is recorded on the consolidated statement of operations based on the amount by which the carrying amount of the asset exceeds its fair value, which is equal to the present value of the estimated cash flows.

The amount shown as mining assets represents costs to date and does not necessarily reflect present or future values. Changes in future conditions could require material write downs of the carrying amounts of the mining assets.

(i)            Debentures

The liability and equity components of convertible debentures are presented separately on the consolidated balance sheet starting from initial recognition.

The Company determines the carrying amount of the financial liability by discounting the stream of future payments of interest and principal at the prevailing market rate for a similar liability of comparable credit status and providing substantially the same cash flows that do not have an associated conversion option. The liability component is then increased by accretion of the discounted amounts to reach the nominal value of the debentures at maturity.

The carrying amount of the equity component is calculated by deducting the carrying amount of the financial liability from the amount of the debentures and is presented in Shareholders’ Equity as equity component of convertible debenture.

The transaction costs are distributed between liability and equity on a pro-rata basis of their carrying amounts.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

3.                  Significant accounting policies (continued)

(j)            Leases

Leases are classified as capital or operating depending on the terms and conditions of the lease agreements. Payments under operating leases are expensed in the period in which they are incurred.  The value of assets recorded under capital leases are amortized over their useful lives. A liability is established to reflect the future obligation under capital leases and reduced by principal payments.

(k)          Debt issuance costs

Debt issuance costs are presented as a reduction of long-term debt and are amortized according to the effective interest rate method or over the repayment period.

(l)            Asset retirement obligations

Asset retirement obligations represent the estimated discounted net present value of statutory or other legal obligations relating to restoration costs of the Canadian Malartic project. Asset retirement obligations are capitalized to the carrying value of mining assets and are adjusted for accumulated accretion in accordance with the expected timing of cash flow payments required to settle these obligations.

(m)       Share and warrant issue expenses

Share and warrant issue expenses are recorded as a decrease in Share capital and Warrants in the year in the transactions occur.

(n)         Stock-based compensation

The Company offers a stock option plan for its directors, officers, employees and consultants which is described in note 14. Before January 1, 2002, no expense was recorded with respect to this plan when share options were issued.

Effective January 1, 2002, the Company applies the fair value method to account for options granted. Stock-based compensation is stated as per the option acquisition periods. Any consideration paid on exercise of stock options is credited to Share capital. The contributed surplus resulting from stock-based compensation is transferred to Share capital when the options are exercised.

(o)         Foreign currency transactions and integrated foreign subsidiary

The financial statements of integrated foreign operations and transactions denominated in currencies other than the functional currency are translated into the functional currency using the temporal method. Under this method, monetary assets and liabilities in foreign currencies are translated into the functional currency at exchange rates in effect at the balance sheet date.  Non-monetary assets and liabilities are translated at historical rates, unless such assets and liabilities are carried at market, in which case, they are translated at the exchange rate in effect at the date of the consolidated balance sheet. Revenues and expenses denominated in foreign currencies are translated at the rate of exchange prevailing on each transaction date. Gains and losses on translation are included in the consolidated statement of operations.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

3.                  Significant accounting policies (continued)

(p)         Income taxes

The Company provides for income taxes using the liability method of tax allocation.  Under this method, future income tax assets and liabilities are determined based on deductible or taxable temporary differences between financial statement values and tax values of assets and liabilities using substantively enacted income tax rates expected to be in effect for the year in which the differences are expected to reverse.

The Company establishes a valuation allowance against future income taxes if, based on available information, it is more likely than not that some or all of the assets or liabilities will not be realized.

(q)         Flow-through shares

The Company finances some exploration expenditures through the issuance of flow-through shares. The resource expenditure deductions for income tax purposes are renounced to investors in accordance with the appropriate income tax legislation. The Company recognizes a future income tax liability and reduces Shareholders’ Equity when the expenditures are renounced and renunciation forms are filed with tax authorities.

(r)           Income (loss) per share

The calculation of income (loss) per share is based on the weighted average number of shares outstanding for each period. The basic income (loss) per share is calculated by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. The computation of diluted income (loss) per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on income (loss) per share. The treasury stock method is used to determine the dilutive effect of the warrants, stock options and the if-converted method is used for convertible debentures. When the Company reports a loss, the diluted net loss per common share is equal to the basic net loss per common share due to the anti-dilutive effect of the outstanding warrants, stock options and convertible debentures.

(s)           Capitalization of interest

Interest for the development and construction of a mineral property is capitalized until it begins commercial operation or the development ceases.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

4.                 Cash and cash equivalents

	2009	2008
	$	$

Bank balances and cash on hand	381,971	799

Treasury bills, bearing interest between 0.25% and 0.29%, maturing between January and March 2010	121,263	—
Banker’s acceptances, bearing interest between 0.17% and 0.24%, maturing between January and March 2010	84,998	—
Guaranteed investment certificates, bearing interest between 0.27% and 0.32%, maturing between January and February 2010	54,089	—
Commercial paper, bearing interest of 0.27%, maturing in February 2010	19,996	—
Guaranteed investment certificates, bearing interest of 0.18%, maturing in January 2010 (US$10,950,000)	11,460	—
Guaranteed investment certificates, matured in January 2009	—	57,000

	673,777	57,799

5.                 Short-term investments

	2009	2008
	$	$

Banker’s acceptance, bearing interest of 0.27%, maturing in February 2010	19,992	—
Treasury bills, bearing interest between 0.19% and 0.28%, maturing between January and June 2010	64,072	—

	84,064	—

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

6.                 Restricted cash

	2009	2008
	$	$

Current
Guaranteed investment certificates, bearing interest of 0.18%, maturing in January 2010 (2009 – US$3,645,000; 2008 – US$12,493,000)(i)	3,815	15,300
Deposits in escrow, bearing interest between 0.20% and 0.60%, maturing between October and December 2010(ii)	3,161	1,500
Deposits in escrow, non-interest bearing(ii)	3,434	—
Guaranteed investment certificate, bearing interest of 0.31%, maturing in February 2010	350	—
Guaranteed investment certificate, matured in April 2009	—	1,200

	10,760	18,000
Non-current
Guaranteed investment certificate, bearing interest of 0.26%, maturing in January 2010 (note 19)	16,134	—

	26,894	18,000

(i)                  The funds are held in US dollars. For the year ended December 31, 2009, an amount of $649,000 was accounted for as unrealized foreign exchange loss (2008 — gain of $2,565,000) on translation of these certificates on the consolidated statement of operations.

(ii)               The deposits in escrow are guarantees for the completion of the relocation program and the restoration of the southern neighbourhood of the Town of Malartic. The deposits in escrow will be released over the next year.

All investments are automatically renewed until the fulfillment of the obligations or conditions set forth in the contracts.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

7.                 Cash collateral investments

	2009	2008
	$	$

Guaranteed investment certificates, bearing interest of 0.03%, maturing in January 2010 (2009 – US$5,209,000; 2008 – US$16,213,000)	5,452	19,856

The funds are held in US dollars. For the year ended December 31, 2009, an amount of $927,000 was accounted for as unrealized foreign exchange loss (2008 — gain of $3,529,000) on the translation of these certificates on the consolidated statement of operations.

All cash collateral investments are automatically renewed until progress payments guaranteed by the letter of credit are requested.

8.                 Accounts receivable

	2009	2008
	$	$

Refundable tax credits and mining duties	16,087	14,475
Sales tax	12,066	6,345
Interest income receivable	166	133
Advance to suppliers and others	9,440	698

	37,759	21,651

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

9.                  Investments

2009
$

With significant influence
Units of Bowmore Exploration Ltd., at cost	3,000
Share of equity investee loss	(198)

2,802

Available for sale
Common shares of Orex Exploration Inc.	1,755
Common shares of Claim Post Resources Inc., at cost	200

1,955

Held for trading
Warrants of Orex Exploration Inc.	975

5,732

On December 31, 2009, the fair value of investments in Bowmore, based on the last trading information available in 2009 and on a diluted basis, and Orex were $15,975,000 and $1,755,000, respectively. The fair value of warrants is determined using the Black-Scholes model as they are not traded on any market. Loss on investments is recognized in the consolidated statement of operations.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

9.                  Investments (continued)

Bowmore Exploration Ltd.

On July 3, 2009, the Company acquired on a diluted basis a 49.1% interest (39.1% on a non-diluted basis) in Bowmore Exploration Ltd. (“Bowmore”) for $3,000,000. As such, the Company acquired 15,000,000 units representing 15,000,000 common shares and 7,500,000 warrants. Each warrant entitles the Company to acquire a common share of Bowmore at a price of $0.35 for a period of 48 months, provided that after two years have elapsed from the closing date, and upon the closing trading price of Bowmore’s common shares being at or above the price of $0.75 for 10 consecutive trading days, the warrants shall expire on the earlier of (i) the expiry date of such warrants, or (ii) such date which is 30 days after the first business day following the date Bowmore provides written notice to the holders of the warrants that the warrants will expire at the end of such 30-day period.

At the date of the transaction, the variance between cost and the underlying net book value of Bowmore’s assets has been allocated to mineral properties. As the Company exercises significant influence over Bowmore, it has accounted for the investment using the equity method.

Claim Post Resources Inc.

On August 26, 2009, the Company acquired 2,000,000 common shares of Claim Post Resources Inc. (“Claim Post”) for $200,000. As the Company does not exercise a significant influence over Claim Post and because Claim Post is not listed on any market, the investment has been accounted for at cost.

Orex Exploration Inc.

On November 11, 2009, the Company acquired 13,000,000 units of Orex Exploration Inc. (“Orex”) for $1,300,000. Each unit consists of one common share and one transferable common share purchase warrant. Each transferable common share purchase warrant entitles the holder to acquire one common share for $0.125 for a period of three years.

Based on the fair value on the acquisition date, a gain of $455,000 and $1,000,000 was recorded to the shares and the warrants included in the unit, respectively. The fair value of the warrants was estimated using the Black-Scholes model. The initial gain of $1,455,000 was accounted for as Gain on investments on the consolidated statement of operations.

For the year ended December 31, 2009, the Company recognized an unrealized loss of $25,000 on the warrants and accounted for as a reduction of the Gain on investments on the consolidated statement of operation.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

10.           Mining assets

	2009	2008
	$	$
Canadian Malartic Project
Asset under construction	381,832	124,929
Equipment under capital lease (a)	31,377	5,408

	413,209	130,337

Property, plant and equipment (a)	3,094	3,543
Mineral properties (b)	88,002	65,040

	504,305	198,920

Asset under construction, equipment under capital lease, property, plant and equipment and mineral properties are all located in Canada.

(a) Equipment under capital lease and Property, plant and equipment

	2009
	Cost	Accumulated amortization	Net book value
	$	$	$

Equipment under capital lease	32,544	1,167	31,377

Leasehold improvements	1,156	403	753
Furniture and office equipment	1,072	514	558
Exploration equipment and facilities	1,875	92	1,783

	4,103	1,009	3,094

	2008
	Cost	Accumulated amortization	Net book value
	$	$	$

Equipment under capital lease	5,704	296	5,408

Leasehold improvements	1,005	156	849
Furniture and office equipment	882	266	616
Exploration equipment and facilities	2,520	442	2,078

	4,407	864	3,543

In 2009 and 2008, the Company has taken a write off of property, plant and equipment for amounts of $645,000 and $320,000 respectively, resulting in losses of $99,000 and $191,000.

In 2008, the Company disposed of exploration equipment and facilities for an amount of $1,675,000 resulting in a loss on disposal of $741,000.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

10.          Mining assets (continued)

(b) Mineral properties

	2009	2008
	$	$

Canadian Malartic; 100%	74,869	54,072
Malartic CHL; Option 70%	2,633	1,860
East Amphi; 100%	9,518	8,713
Cadillac; 100%	686	395
Dunn; Option 50%	273	—
Goldboro; Option 50%	23	—

	88,002	65,040

Balance – beginning of year	65,040	36,896

Increase in acquisition costs, deferred exploration expenditures
Canadian Malartic	31,769	38,995
Malartic CHL	1,394	1,820
East Amphi	1,320	330
Cadillac	293	14
Dunn	316	—
Goldboro	23	—
Refundable tax credits and mining duties	(12,153)	(13,015)

Balance – end of year	88,002	65,040

Canadian Malartic

The Canadian Malartic property was acquired in stages between 2004 and 2006. The majority of the mining titles of the Canadian Malartic property were map-staked by the Company or its appointed intermediaries and are not subject to any encumbrances. Others were purchased outright from independent parties, without royalties or other obligations. Of the mining concession and 120 mining titles comprising the Canadian Malartic property, the mining concession and 20 mining titles are subject to agreements and presented as follows:

•             The mining concession and six mining titles subject to a sliding 2% to 3% net smelter return royalty (the “NSR” or the “Royalty”). The royalty rate is tied to the price of gold, with the higher rate taking effect if the gold price is greater than US$350/oz. Half of the Royalty can be purchased back by the Company for $1,570,000 (US$1,500,000).

•             Six mining titles are subject to a 2% NSR and the entire Royalty may be purchased back by the Company for $2,000,000.

•             One mining title is subject to a 2% NSR.

•             Seven mining titles are subject to a 2.5% gross overriding metal royalty.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

10.          Mining assets (continued)

Malartic CHL

In June 2006, the Company signed an option agreement with Golden Valley Mines Ltd. for the Malartic CHL property, located immediately northeast of the Canadian Malartic property.

Under this agreement, the Company can acquire a non-transferable option on a 70% undivided interest in the Malartic CHL property during a four-year period in consideration of (i) total cash payments of $150,000 and (ii) a total of $2,000,000 in exploration expenditures. As of December 31, 2009, the Company fulfilled its obligations.

East Amphi

The East Amphi property was acquired from Richmont Mines Inc. (“Richmont”) in 2007 for a total consideration of $8,549,000. The East Amphi property is located immediately northwest of the Canadian Malartic property. Richmont will retain a 2% NSR on certain mining titles of the property and on future production of up to 300,000 ounces of gold from other mining titles of the property. Other mining titles of the property are subject to NSR to third parties varying between 2% and 3%.

In addition, the Company has provided a guarantee of $83,000 to the Government of Québec with respect to environmental rehabilitation of the East Amphi property.

Cadillac

The Cadillac property, acquired through staking, is located west of the Canadian Malartic property.

Dunn

In August 2009, the Company signed an option agreement with Midland Exploration Inc. (“Midland”) for the Dunn property, located near Rouyn-Noranda, Québec.

Under this agreement, the Company can acquire a 50% interest in the Dunn property during a three-year period in consideration of (i) total cash payments of $140,000 and (ii) a total of $1,300,000 in exploration expenditures. Upon acquiring a 50% interest, the Company will have the option to acquire an additional 15% interest by delivering a bankable feasibility study under the following conditions: (i) annual cash payments of $40,000 and (ii) a minimum of $200,000 of exploration work each year until the delivery of a bankable feasibility study within a three-year period. Alternatively, the Company can acquire an additional 15% interest by solely assuming all exploration and development work on the Dunn property, earning an additional 1% interest for every $1,000,000 spent on the property, up to a maximum of $15,000,000.

Midland will be the operator until completion of a positive pre-feasibility study.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

10.          Mining assets (continued)

Mountjoy

In September 2009, the Company signed an option agreement with Claim Post Resources Inc. for the Mountjoy property, located near Timmins, Ontario.

Under this agreement, the Company can acquire a 50% interest in the Mountjoy property during a four-year period in consideration of (i) total cash payments of $250,000 and (ii) a total of $4,000,000 in exploration expenditures. Upon acquiring a 50% interest in the Mountjoy property, the Company will have the option to acquire another 10% by delivering a bankable feasibility study no later than three months following the sixth anniversary of the option agreement. The Company can earn an additional 10% by securing project financing.

The Company will be the operator during the option period.

Goldboro

In November 2009, the Company signed an option agreement with Orex Exploration Inc. for the Goldboro property, located in Guysborough County, Nova Scotia.

Under this agreement, the Company can acquire a 50% interest in the Goldboro property during a four-year period in consideration of a total of $8,000,000 in exploration expenditures. Upon acquiring a 50% interest in the Goldboro property, the Company will have the option to acquire another 10% by delivering a prefeasibility study on or before the sixth anniversary of the agreement.

The Company will be the operator during the option period.

Duparquet

In December 2009, the Company signed a joint venture agreement effective January 1, 2010 with Clifton Star Resources Inc. (“Clifton”) for the Duparquet property, located in Duparquet, Québec.

Under this agreement, the Company can earn a 50% interest in the joint venture by investing $70,000,000 over a four-year period. The Company will act as operator of the joint venture during the earn-in period and thereafter as long as the Company holds a minimum 50% interest in the joint venture.

The Company has agreed to advance up to $31,000,000 to Clifton to fund its option payments to the underlying property vendors. These advances are repayable within 24 months after disbursements, bear an interest rate of 5% annually, and are unsecured.

Castelo dos Sonhos

In 2008, the Company has written off the carrying value amounted to $1,141,000 of the Castelo dos Sonhos Project.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

11.           Long-term debt

	2009	2008
	$	$

Loans(i)	95,000	20,000
Convertible debenture(ii)	63,951	—
Obligation under capital lease(iii) (2009 – US$29,149,000; 2008 – US$5,072,000)	30,507	6,211

Long-term debt	189,458	26,211
Debt issuance costs	(9,389)	(813)

Long-term debt, net of debt issuance costs	180,069	25,398

Current portion of long-term debt Obligation under capital lease	(6,155)	(1,058)

Long-term portion of long-term debt	173,914	24,340

(i)  Secured debt financing with CPPIB Credit Investments Inc. (“CPPIB”) with the ability to draw up to $150,000,000 in loans in two tranches. The loan bears an interest rate of 7.5% per annum payable in cash on a quarterly basis. The principal is payable on or before maturity date based on cash flow availability, the maturity date being on October 31, 2014. The loan is secured by a pledge of all Company owned assets. The first tranche of $75,000,000 was drawn in November 2009. The Company granted CPPIB 7,000,000 warrants exercisable before September 24, 2014, at a price of $10.75 per warrant. Transaction costs amounted to $7,099,000 including the fair value of $5,530,000 assigned to the warrants. The second tranche of $75,000,000 may be drawn on March 31, 2010, at the discretion of the Company. If the amount is drawn, CPPIB would receive an additional 5,500,000 warrants at an exercise price based on the 15-day volume weighted average price prior to drawdown plus a 30% premium.

Unsecured debt financing for $20,000,000 with Fonds de solidarité FTQ (“Fonds”). The loan bears an interest rate of 9.5% per annum payable semi-annually in shares or cash prior to commercial production and in cash thereafter. The principal is payable in a minimum of 48 equal monthly instalments commencing on the earlier of commercial production of the Canadian Malartic project or May 9, 2011. The loan has a seven-year term. The Company also granted Fonds 1,100,000 warrants exercisable within 60 months from closing at a price of $7.46.  The Company may accelerate the exercise of warrants if the Company’s shares trade at a premium of 30% of the exercise price of the warrant until May 9, 2010 and 35% thereafter. A fair value of $341,000 was assigned to these warrants and included in transaction costs.

(ii) Senior non-guaranteed debenture for $75,000,000 with Société générale de financement du Québec (“SGF”), convertible at the discretion of SGF into the Company’s shares at a price of $9.18 per share. The debenture bears an interest rate of 7.5% per annum payable on a quarterly basis in shares until commercial production and in cash thereafter. The debenture has a five-year term maturing on November 9, 2014.

At initial recognition, the net proceeds after transaction costs of $1,554,000 amounted to $73,446,000. Of this amount, the liability and equity components represented $62,410,000 net of $1,320,000 transaction costs (included in debt issuance costs) and $11,036,000 net of $234,000 transaction costs respectively. The effective interest rate used is 11.5% representing the estimated market rate at closing that the Company would obtain for similar financing without the conversion option.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

11.            Long-term debt (continued)

For the year ended December 31, 2009, an accretion of $221,000 was charged to mining assets.

(iii)          Obligation under capital lease with CAT Financial Services Limited (“CAT”) in two tranches. Tranche A bears interest at one-month LIBOR plus 2.75%. The capital and interest are payable in 60 monthly instalments commencing on the day of delivery of the equipment. Tranche B bears interest at three-month LIBOR plus 2.75% and a credit spread based on the indicative pricing for a five-year medium term note. The capital and interest are payable in 15 quarterly instalments commencing on the day of delivery of the equipment. For Tranche B, the Company has chosen to prepay the capital and interest to cover the period starting from the delivery of the equipment until April 30, 2011 as a means to reduce its financing costs. Transaction costs for Tranche B amounted to $734,000 (US$693,000).

For the year ended December 31, 2009, an amount of $1,110,000 (2008 — loss of $1,008,000) was accounted for as unrealized foreign exchange gain on the translation of the obligation on the consolidated statement of operations including an unrealized exchange loss of $17,000 ( 2008 — gain of $12,000) on the debt issuance costs.

Both the secured debt financing with CPPIB and the senior non-guaranteed debenture with SGF include covenants that require the Company to maintain certain financial ratios. As at December 31, 2009 all such ratios were in conformity with the requirements.

The amount of principal of long-term debt payments required in each of the next years is as follows:

	Loans	Convertible debenture	Obligation under capital lease	Total
	$	$	$	$

2010	—	—	7,383	7,383
2011	33,333	—	3,641	36,974
2012	35,000	—	5,935	40,935
2013	20,000	—	6,675	26,675
2014	5,000	75,000	5,101	85,101
Thereafter	1,667	—	4,735	6,402

	95,000	75,000	33,470	203,470

Less: Imputed interest	—	—	(2,963)	(2,963)

	95,000	75,000	30,507	200,507

For the obligation under capital lease, imputed interest used is based on the December 31, 2009 one-month LIBOR plus 2.75% for Tranche A and the December 31, 2009 three-month LIBOR plus 2.75% and a credit spread of 0.55% for Tranche B.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

12.           Asset retirement obligations

	2009	2008
	$	$

Balance — beginning of year	355	—

Accretion expense of asset retirement obligations	19	—
New liability	653	355
Liabilities settlement	(672)	—

Balance — end of year	355	355

Current portion of asset retirement obligations	—	(355)

Long-term portion of asset retirement obligations	355	—

The estimated undiscounted cash flow required to settle the asset retirement obligations is $860,000. A discount rate of 8.7% was used to estimate the disbursements which are expected to be made between 2021 and 2026.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

13.           Share capital and warrants

Capital management

Capital is defined as shareholders’ equity and long-term debt, including the current portion and the debt issuance costs. The Company is currently developing its flagship asset, the Canadian Malartic project, which is expected to cost approximately $931,000,000 as per the Feasibility Study issued on November 25, 2008. The construction program is to be financed from cash resources on hand, following equity issues during the past three years and debt. The Company’s objective is to minimize the cost of capital while ensuring availability without restricting the Company’s upside exposure to the price of gold. In 2009, the Company has secured the necessary capital to fund the development of the Project by raising $841,000,000 in equity and $150,000,000 in debt with the option to draw another $75,000,000 in debt available in 2010.

	2009	2008
	$	$

Long-term debt	180,069	25,398
Shareholders’ Equity	1,112,302	267,269

	1,292,371	292,667

Common shares

Authorized

Unlimited number of common shares, without par value

Issued and paid

The following table details the changes in the Company’s common shares:

	2009		2008
	Number of shares	Amount	Number of shares	Amount
		$		$

Balance — beginning of year	166,472,945	256,450	160,423,193	246,999

Public offering(i)(iii)	109,911,250	485,860	—	—
Exercise of warrants(vi)	53,685,496	337,710	615,000	991
Exercise of options (note 14)	4,103,600	19,965	2,474,000	971
Flow-through private placement(ii)(v)(x)	1,551,290	14,124	2,916,725	11,740
Flow-through private placement (note 18)	—	(2,016)	—	(4,476)
Employee share purchase plan(ix)	44,008	302	—	—
Payment of interest(viii)	268,503	1,759	489,927	916
Donation(iv)	250,000	2,075	—	—
Purchased and cancelled	—	—	(445,900)	(691)

Balance — end of year	336,287,092	1,116,229	166,472,945	256,450

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

13.            Share capital and warrants (continued)

Warrants

The following table details the changes in the Company’s warrants:

	2009		2008
	Number of warrants	Amount	Number of warrants	Amount
		$		$

Balance — beginning of year	15,130,000	17,164	17,380,000	19,481

Public offering(i)	44,275,000	37,800	—	—
Granted to lenders (note 11)	7,000,000	5,530	1,100,000	341
Exercised(vi)	(53,685,496)	(48,029)	(615,000)	(253)
Expired(vii)	(4,619,504)	(6,594)	(2,735,000)	(2,405)

Balance — end of year	8,100,000	5,871	15,130,000	17,164

(i)           On February 25, 2009, the Company closed a public offering of 77,000,000 units at a price of $4.55 per unit for cash consideration of $350,350,000. Also, on the same day, the underwriters exercised in full the over-allotment option of 11,550,000 units at a price of $4.55 per unit for cash consideration of $52,553,000. Each unit consists of one common share and one-half common share purchase warrant. Each whole common share purchase warrant entitled the holder to acquire one common share at a price of $5.45 until November 17, 2009. From the total proceeds received, $39,888,000 was assigned to the warrants. Share issue expenses of $21,088,000 were incurred. Of this amount, $19,000,000 was assigned to the common shares and $2,088,000 to the warrants.

(ii)        On June 26, 2009, the Company closed a non-brokered private placement with funds, certain accredited investors, employees and officers. The Company issued 1,216,000 flow-through shares at a price of $8.75 per share for gross proceeds of $10,640,000. Share issue expenses of $225,000 were incurred. The employees and officers have subscribed to the flow-through shares under the same terms and conditions set forth for all subscribers.

(iii)     On September 1, 2009, the Company closed a public offering of 18,575,000 shares at a price of $7.00 per share for cash consideration of $130,025,000. The underwriters exercised in full the over-allotment option of 2,786,250 shares at a price of $7.00 per share for cash consideration of $19,504,000. Share issue expenses of $7,684,000 were incurred.

(iv)     On November 25, 2009, the Company and Robert Wares, Executive Vice President, Chief Operating Officer and Founder of Osisko, announced a joint gift of common shares of the Company to McGill University in Montreal. The gift consists of 250,000 personal shares from Mr. Wares and 250,000 treasury shares from the Company. A value of $2,075,000 was assigned to the Company’s contribution and accounted for as General and administrative expenses.

(v)        On December 18, 2009, the Company closed a non-brokered private placement with funds, certain accredited investors, employees and officers. The Company issued 335,290 flow-through shares at a price of $11.30 per share for gross proceeds of $3,789,000. Share issue expenses of $80,000 were incurred. The employees and officers have subscribed to the flow-through shares under the same terms and conditions set forth for all subscribers.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

13.       Share capital and warrants (continued)

(vi)          In 2009, 53,685,496 warrants were exercised for cash consideration of $289,681,000 and a fair value of $48,029,000 from these warrants has been reclassified from Warrants to Share capital. Last year, 615,000 warrants were exercised for cash consideration of $738,000 and a fair value of $253,000 from these warrants has been reclassified from Warrants to Share capital.

(vii)       In 2009, 4,619,504 warrants expired without being exercised and a fair value of $6,594,000 from these warrants has been reclassified from Warrants to Contributed surplus. Last year, 2,735,000 warrants expired without being exercised and a fair value of $2,405,000 has been reclassified from Warrants to Contributed surplus.

(viii)    In 2009, the Company issued 268,503 common shares at an average price of $6.55 per share for the payment of interest on its unsecured loan and debenture. Last year, 489,927 common shares were issued at a price of $1.87.

(ix)          For the year ended December 31, 2009, 44,008 shares were issued under the Employee Share Purchase Plan for cash consideration of $302,000 including the Company’s contribution of $113,000. As at December 31, for the fourth quarter of 2009, 17,469 shares are to be issued.

(x)             On September 30, 2008, the Company closed a non-brokered private placement of 2,916,725 flow-through shares at a price of $4.20 per share for gross proceeds of $12,250,000. Share issue expenses of $510,000 were incurred.

The following table summarizes information about the Company’s warrants outstanding:

	2009		2008
	Number of warrants	Weighted average exercise price	Number of warrants	Weighted average exercise price
		$		$

Balance — beginning of year	15,130,000	6.15	17,380,000	5.65

Public offering(i)	44,275,000	5.45	—	—
Granted to lenders (note 11)	7,000,000	10.75	1,100,000	7.46
Exercised(vi)	(53,685,496)	5.40	(615,000)	1.20
Expired(vii)	(4,619,504)	7.89	(2,735,000)	4.65

Balance — end of year	8,100,000	10.30	15,130,000	6.15

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

13.          Share capital and warrants (continued)

The following table summarizes the Company’s warrants outstanding as at December 31, 2009:

Expiry date	Number of warrants	Exercise price
		$

May 9, 2013	1,100,000	7.46
September 24, 2014	7,000,000	10.75

	8,100,000

The warrants, when issued, are accounted for at their fair value determined by the Black-Scholes model based on the following weighted average assumptions:

	2009	2008

Average dividend per share	0%	0%
Volatility	87%	60%
Risk-free interest rate	1%	3%
Weighted average expected life	16 months	36 months
Weighted average fair value of warrants granted	$0.89	$0.31

Income (loss) per share

	2009	2008

Basic weighted average number of common shares outstanding	260,180,000	162,450,000
Effect of dilutive warrants	—	2,181,000
Effect of dilutive share options	—	3,436,000
Effect of dilutive debenture	—	—

Diluted weighted average number of common shares outstanding	260,180,000	168,067,000

Basic and diluted net income (loss) per share	$(0.08)	$0.01

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

13.          Share capital and warrants (continued)

Employee share purchase plan

The shareholders of the Company approved on May 8, 2008 the establishment of an employee share purchase plan (the “Plan”). Under the terms of the Plan, the Company contributes an amount equal to 60% of the eligible employee’s contribution towards the acquisition of shares from the treasury on a quarterly basis. A maximum of 5% of the issued and outstanding common shares are reserved for issuance under the Plan.

Eligible employees may contribute up to the lower of 10% of their basic annual gross salary or $15,000 in any given year. The number of common shares issued to insiders of the Company within one year and issuable to insiders of the Company at any time under the plan or combined with all other share compensation arrangements, cannot exceed 10% of the issued and outstanding common shares. The share price for the shares to be issued each quarter will be determined by the 20-day trading average at the end of each such quarter. The Company’s contribution will vest on every January 1st of the calendar year following their issuance.

Normal course issuer bid

On October 17, 2008, the Toronto Stock Exchange (the “TSX”) accepted the Company’s notice of intention to make a normal course issuer bid (the “Notice”). Under the terms of the Notice, the Company may acquire up to 11,669,526 of its common shares, representing approximately 10% of the public float of the Company’s as at October 15, 2008. The normal course issuer bid terminated on October 20, 2009.

In 2008, the Company purchased 445,900 of its own shares for cancellation for a cash consideration of $764,000 in connection with its normal course issuer bid. Share capital has been reduced by the average issue price per share before buy-back of $1.55 per share totalling $691,000 with the resulting premium on redemption of $73,000 having been charged to deficit.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

14.           Share options

The following table summarizes information about the Company’s stock options outstanding:

	2009		2008
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		$		$

Balance — beginning of year	10,043,100	3.68	9,417,100	3.20

Granted	3,680,000	7.43	3,105,000	2.41
Exercised	(4,103,600)	3.22	(2,474,000)	0.25
Cancelled	—	—	(5,000)	4.18

Balance — end of year	9,619,500	5.30	10,043,100	3.68

Options exercisable — end of year	5,653,670	4.70	6,700,600	3.96

In 2009, 4,103,600 options were exercised for cash consideration of $13,223,000 and a fair value of $6,742,000 from these options has been reclassified from Contributed surplus to Share capital.  Last year, 2,474,000 options were exercised for cash consideration of $632,000 and a fair value of $339,000 from these options has been reclassified from Contributed surplus to Share capital.

In 2008, 5,000 options were cancelled without being exercised.

The following table summarizes the Company’s stock options as at December 31, 2009:

	Options outstanding		Options exercisable
Exercise price	Number	Weighted average remaining contractual life (years)	Number	Weighted average remaining contractual life (years)
$

1.97	10,000	3.8	5,000	3.8
2.20	2,518,833	3.7	1,597,168	3.7
4.18	280,000	3.4	173,334	3.4
5.20	186,667	4.3	53,333	4.3
5.325	1,030,000	2.3	1,030,000	2.3
5.46	2,025,000	2.4	2,025,000	2.4
5.50	100,000	0.5	100,000	0.5
5.61	30,000	4.2	10,000	4.2
5.88	189,000	4.4	55,666	4.4
6.72	375,000	4.5	125,000	4.5
7.80	2,875,000	4.8	479,169	4.8

	9,619,500		5,653,670

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

14.           Share options (continued)

The options, when granted, are accounted for at their fair value determined by the Black-Scholes model based on the vesting period and on the following weighted average assumptions:

	2009	2008

Average dividend per share	0%	0%
Volatility	67%	60%
Risk-free interest rate	2%	3%
Weighted average expected life	36 months	36 months
Weighted average fair value of options granted	$3.36	$1.02

The shareholders of the Company approved the adoption of a new stock option plan (the “Option Plan”) on May 8, 2008. The options outstanding under the old stock plan were continued under the new Option Plan. The Option Plan is offered to directors, officers, management, employees and consultants. Options may be granted at an exercise price determined by the Board of Directors but shall not be less than the closing market price of the common shares of the Company on the TSX on the day prior to their grant. No participant shall be granted an option which exceeds 5% of the issued and outstanding shares of the Company at the time of granting of the option. The number of common shares issued to insiders of the Company within one year and issuable to the insiders of the Company at any time under the Option Plan or combined with all other share compensation arrangements, cannot exceed 10% of the issued and outstanding common shares. The duration and the vesting period are determined by the Board of Directors. However, the expiry date may not exceed 10 years after the date of granting.

15.           Contributed surplus

The following table details the changes in the Company’s contributed surplus:

	2009	2008
	$	$

Balance — beginning of year	18,007	11,800

Stock-based compensation	6,413	4,141
Fair value of options exercised	(6,742)	(339)
Fair value of warrants expired	6,594	2,405

Balance — end of year	24,272	18,007

Stock-based compensation for the years ended December 31, 2009 and 2008 has been included in the undernoted items in the consolidated financial statements as follows:

	2009	2008
	$	$
Expenses
Stock-based compensation	3,958	1,808
Mining assets
Asset under construction and mineral properties	2,455	2,333

	6,413	4,141

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

16.           Cash flow information

	2009	2008
	$	$
Change in non-cash working capital items
Increase in accounts receivable	(3,955)	(2,771)
Decrease (increase) in other current assets	442	(1,172)
Increase in accounts payable and accrued liabilities	11,143	4,647

	7,630	704

Non-cash transactions
Unrealized exchange gain allocated to other current assets	—	144
Other current assets reclassified to debt issuance costs	734	—
Equipment under capital lease acquired	26,631	5,559
Mineral properties reclassified to property, plant and equipment	—	941
Amortization allocated to mining assets	1,300	771
Amortization of debt issuance costs allocated to mining assets	560	92
Accrued interest allocated to mining assets	383	340
Unrealized exchange gain allocated to accounts payable and accrued liabilities	44	—

Supplementary cash flow information
Interest paid in cash	2,066	123
Refundable tax credits and mining duties received	10,541	8,092

For the year ended December 31, 2009, the Company acquired property, plant and equipment amounting to $343,000 (2008 — $1,883,000).

For the year ended December 31, 2009, the Company’s investments in asset under construction and mineral properties amounted to $285,549,000 (2008 — $123,664,000) of which an amount of $276,154,000 (2008 — $120,260,000) has been paid. Also, the Company accrued refundable tax credits and mining duties of $12,153,000 (2008 — $13,015,000).

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

17.           Related party transactions

Related party transactions occurred in the normal course of business and were recorded at the exchange value, which is the consideration determined and agreed to by the related parties.

The Company entered into the following transactions with officers or companies owned by officers:

	2009	2008
	$	$

General and administrative expenses (office rent) paid to a company controlled by an officer	131	131
General and administrative expenses (office rent) charged to a significant shareholder	34	93
Property, plant and equipment rebilled by a significant shareholder, at cost	94	—

A security deposit of approximately $382,000 is pledged against the long-term lease entered into with a company controlled by an officer. The security deposit is equal to approximately two years’ rent and may be applied to the initial five-year lease in case of default of payment and is accounted for as Other current assets.

18.           Income taxes

Future income tax liability

In 2008 and 2007, the Company issued 2,916,725 flow-through shares for gross proceeds of $12,250,000 and 3,333,333 flow-through shares for gross proceeds of $25,000,000, respectively. Under the flow-through share agreements, the Company agreed to renounce $12,250,000 and $25,000,000 in 2009 and 2008, of qualifying expenditures to the investors effective December 31, 2008 and December 31, 2007, although under Canadian tax law, the expenditures may actually be incurred up to December 31, 2009 and December 31, 2008.

Under CICA EIC-146, Flow-Through Shares, the Company is required to record a provision at the time the actual renunciation forms are filed with the tax authorities, by an increase in the share issue expenses relating to the flow-through shares, for the future income taxes related to the tax deductions the Company has forgone. The Company has estimated that the future income taxes recorded at the time of renunciation are approximately $2,016,000 and $4,476,000. Consequently, the Company has recognized share issue expenses and an increase in future income tax liability of $2,016,000 and $4,476,000 at the time of renunciation.

The Company has future income tax assets related to loss carry-forwards and deductible temporary differences that it had not recognized in previous years, as a result of applying the “more likely than not” test. The taxable temporary differences which arose through the issuance of the flow-through shares in 2008 and 2007 are expected to reverse, so that part of the unrecognized future income tax assets can be applied against the full taxable temporary differences. Accordingly, the Company has recognized that portion of its unrecognized future income tax assets by reversing a valuation allowance of $2,016,000 and $4,476,000 in the consolidated statement of operations in the first quarter of 2009 and 2008 respectively.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

18.            Income taxes (continued)

Income tax balances

(a)  The provision for income taxes presented in the consolidated financial statements differs from what would have resulted from applying the combined federal and provincial tax rate of 30.9% for 2009 and 2008 as a result of the following:

	2009	2008
	$	$

Loss before incomes taxes	(22,770)	(3,013)

Combined income tax	(7,036)	(931)
Impact of changes in tax rate of future income taxes	20	(918)
Portion of capital loss not deductible	1,134	—
Stock-based compensation	1,883	1,186
Non-deductible expenses	744	—
Non-taxable refundable credit	(715)	(960)
Other	341	75
Valuation allowance	1,613	(2,928)

	(2,016)	(4,476)

(b)  Future income taxes

	2009	2008
	$	$
Assets
Mining assets	52	1,671
Asset retirement obligations	95	95
Non-capital losses carried forward	12,577	4,844
Capital losses carried forward	—	217
Share and debt issue expenses	7,781	2,636
Donation	2	—

Liabilities
Investments	(166)	—
Mining assets	(5,739)	(3,971)
Unrealized foreign exchange gain	(21)	(614)

	14,581	4,878

Valuation allowance	(14,581)	(4,878)

	—	—

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

18.            Income taxes (continued)

(c) The Company’s non-capital losses for income tax purposes amount to approximately $46,753,000 and expire as follows:

$

Years ending December 31, 2010	251
2014	733
2015	714
2026	3,565
2027	5,926
2028	10,114
2029	25,450

(d) The unamortized balance of share and debt issue expenses for tax purposes amounting to $32,785,000 is deductible over the next four years.

19.           Commitments

The Company’s obligations under various contracts are as follows:

	2010	2011	2012	2013	2014 and thereafter
	$	$	$	$	$

Operating leases	425	415	385	300	295

Canadian Malartic project

As at December 31, 2009, the total purchase commitments on the construction of the Canadian Malartic project amount to $200,515,000. To secure certain orders, the Company granted to suppliers letters of credit of $16,134,000 and US$8,854,000 and deposits totalling US$8,305,000.

Exploration

The Company is committed to incur Canadian exploration expenditures of $14,429,000 by December 31, 2010 and to transfer these expenditures to the subscribers of its flow-through shares underwritings completed in 2009. As at December 31, 2009, approximately $9,000,000 has been incurred against this commitment.

The Company is committed to spend $83,000,000 in exploration expenditures over a four-year period, in connection with the options and joint venture agreements signed in 2009.

Sustainability fund

The Company created the “Fonds Essor Malartic Osisko”, a sustainable development fund for the Town of Malartic. The fund is managed by a board of directors comprising seven individuals, including two from the Company. The Company has pledged an initial contribution of 300,000 shares which are to be held in escrow until attainment of certain project milestones, and cash contributions of $150,000 will be made annually during the Canadian Malartic operations. The shares will be issued and contributions will be made upon the fund receiving government designation as a charitable foundation.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

19.           Commitments (continued)

Installation of a new 120 kV electrical transmission line for the Canadian Malartic project

The Company has signed an agreement with Hydro-Québec for the installation of a new electrical transmission line for the Project. The power line will be the property of Hydro-Québec, which will be in charge of the engineering, construction and commissioning. Hydro-Québec will initially incur the installation costs, and the Company is committed to using the electricity line up to an amount to cover the total cost of installation, which is currently estimated at $18,600,000 including interest calculated at 5.69% amounting to $3,300,000. If the Company does not use the power line, it is required to pay this amount in no more than five annual instalments starting in September 2011. The Company has secured this agreement with a letter of credit.

20.           Financial instruments

Financial risk factors

The Company’s activities are exposed to financial risks: market risks (including interest rate risk and foreign currency risk), credit risk and liquidity risk.

(a) Market risks

(i) Fair value

The fair value of financial instruments as at December 31, 2009 and 2008 is summarized as follows:

	2009		2008
	Carrying amount	Fair value	Carrying amount	Fair value
	$	$	$	$

Financial liabilities

Other liabilities
Long-term debt	189,458	192,877	26,211	25,771

Fair value estimates are made at the balance sheet date, based on relevant market information and other information about the financial instruments. The fair value of other financial assets and financial liabilities approximates their carrying amount.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

20.           Financial instruments (continued)

(ii) Fair value hierarchy

The following table summarizes the fair value hierarchy under which the Company’s financial instruments are valued.

Level 1 includes unadjusted quoted prices in active markets for identical assets or liabilities. Level 2 includes inputs other than quoted prices included in Level 1 that are observable for the assets or liability, either directly or indirectly; and Level 3 includes inputs for the asset or liability that are not based on observable market data. For those fair value measurements included in Level 3 of the fair value hierarchy, a reconciliation from the beginning balances to the ending balances has been provided.

	Assets measured at fair value
	2009
	Level 1	Level 2	Level 3	Total
	$	$	$	$
Held for trading
Bank balances and cash on hand	381,971	—	—	381,971
Investments in warrants	—	—	975	975

	381,971	—	975	382,946

Available for sale
Investments in common shares	1,755	—	—	1,755

	1,755	—	—	1,755

Reconciliation of long-term investments
measured at fair value
based on Level 3 inputs
2009
$

Balance - beginning of year	—
Acquisition	1,000
Change in fair value	(25)

Balance - end of year	975

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

20.           Financial instruments (continued)

(iii) Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate as a result of changes in market interest rates. Cash and cash equivalents, short-term investments, restricted cash and cash collateral investments bear interest at fixed rates.

Other current financial assets and financial liabilities are not exposed to interest rate risk because they are non-interest bearing, except for the security deposit of $382,000 which bears interest at a fixed rate.

The loans and the debenture bear interest at a fixed rate and are not exposed to interest rate risk. The capital lease obligation is subject to market sensitivity of the London Inter-Bank Offer Rate (the “LIBOR”). For 2009, a fluctuation of 5% to 10% of the LIBOR rate would have a non-significant impact on the financial statements.

The Company does not use derivatives to mitigate its exposure to interest rate risk.

(iv) Foreign currency risk

The Company is exposed to currency fluctuations in the acquisition of mining equipment manufactured outside of Canada and concluded in foreign currencies. The Company is often required to place deposits against future commitments. As at December 31, 2009, the Company has commitments of US$82,263,000 and €916,000 for the acquisition of mining equipment.

Also, the Company holds balances in cash and cash equivalents, restricted cash, cash collateral investments, accounts receivable, accounts payable and accrued liabilities, and obligation under capital lease in various currencies and is therefore exposed to gains or losses on foreign exchange. The Company does not use derivatives to mitigate its exposure to foreign currency risk.

As at December 31, 2009, the balances in foreign currencies were as follows:

	US dollars	Euro	Brazilian real

Cash and cash equivalents	19,966	—	69
Restricted cash	3,645	—	—
Cash collateral investments	5,209	—	—
Accounts receivable	8,305	—	—
Accounts payable and accrued liabilities	(4,413)	(3)	—
Obligation under capital lease	(29,149)	—	—

Net balance	3,563	(3)	69

Equivalent in Canadian dollars	3,729	(5)	41

Based on the balances as at December 31, 2009, a 5% fluctuation in the exchange rates on that date would have resulted in a variation of approximately $188,000 in net income.

Osisko Mining Corporation

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(tabular amounts expressed in thousands of dollars)

20.           Financial instruments (continued)

(b) Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents, short-term investments, restricted cash, cash collateral investments and accounts receivable. The Company has reduced its credit risk by investing its cash and cash equivalents, short-term investments, restricted cash and cash collateral investments in guaranteed investment certificates, Treasury bills, banker’s acceptances and commercial paper issued by Canadian chartered banks and Canadian and provincial governments. Also, as the majority of its receivables are with the governments of Québec and Canada in the form of sales tax and government incentives, the credit risk is minimal.

(c) Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet the obligations associated with its financial liabilities. As at December 31, 2009, the Company had enough funds available to meet its financial liabilities and future financial liabilities from its commitments for the current year.

The following table summarizes the Company’s financial liabilities as at December 31, 2009:

	Less than three months	Between three months and one year	More than one year
	$	$	$

Accounts payable and accrued liabilities	45,452	595	—
Long-term debt	5,265	890	183,303

	50,717	1,485	183,303

21.           Comparative figures

Certain comparative figures have been reclassified to conform to the presentation adopted for the year ended December 31, 2009.

Management’s Discussion and Analysis

For the years ended December 31, 2009 and 2008

OSISKO MINING CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Introduction

This report, prepared by the officers of Osisko Mining Corporation (“Osisko” or the “Company”), presents an analysis of results of operations and of the financial condition of the Company for the year ended December 31, 2009 with comparative notes and comments to the previous year. This report, dated February 16, 2010, should be read in conjunction with the audited consolidated financial statements of the Company for the years ended December 31, 2009 and 2008, including the related note disclosure.

The consolidated financial statements for the year ended December 31, 2009 have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and have been audited by the Company’s independent auditors.

Management is responsible for the preparation of the consolidated financial statements and other financial information relating to the Company included in this report. All monetary amounts included in this report are expressed in Canadian dollars, unless otherwise noted.

PricewaterhouseCoopers LLP, our independent auditors, were mandated to express an opinion on the consolidated financial statements. Their audit was conducted in accordance with Canadian generally accepted auditing standards, and includes tests and other procedures which allow the auditors to report whether the financial statements prepared by management are presented fairly in accordance with GAAP.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting. In furtherance of the foregoing, the Board has appointed an Audit Committee composed of three directors, who are independent and not members of management. The Committee meets with management and the auditors in order to discuss results of operations and the financial condition of the Company prior to making recommendations and submitting the financial statements to the Board of Directors for its consideration and approval for issuance to shareholders. On the recommendation of the Audit Committee, the Board of Directors has approved the Company’s financial statements.

On May 8, 2008, the shareholders of the Company approved a name change of Osisko Exploration Ltée to Osisko Mining Corporation, effective June 13, 2008.

2009 Highlights

•                  Obtained Government’s authorizations to proceed with Canadian Malartic Development Project.

•                  Secured equity and debt financings of $1.1 billion.

•                  Canadian Malartic site construction release — August 27, 2009.

•                  A 42.8% increase in reserves to 8.97 million ounces gold (245.8 million tonnes at 1.13 g/t Au) with the definition drilling of the Barnat deposit and extension to the Canadian Malartic Project.

•                  Share price increased by 132% to $8.46.

•                  Market capitalization increased to $2.8 billion, 368% increase.

•                  New exploration agreements concluded with parties in Québec, Ontario and Nova Scotia.

•                  Near completion of the Malartic relocation program.

1

Our Business

Osisko, incorporated under the Canada Business Company’s Act, is focused on acquiring, exploring and developing gold properties, with the aim of becoming a leading mid-tier gold producer. The Company’s activities are currently focused in Northern Québec, Canada, at its flagship Canadian Malartic property. The Company holds 230 km2 of prospective land in the prolific gold area located within the Malartic-Cadillac area. Québec is recognized as one of the most advantageous places in the world to conduct mineral activity based on government’s support for the industry, tax regime, political stability, electrical power infrastructure and availability of skilled workforce. The Canadian Malartic Project (the “Project”) is easily accessible by road, being located near highway 117, and is also serviced by a railway. The greater Malartic area produced some 8.7 M ounces of gold during the period from 1935 to 1983.

Canadian Malartic Project

On November 25, 2008, the Company tabled a positive Feasibility Study (the “Study”) for its 100% owned Canadian Malartic Project located in Malartic, Québec. The Study was compiled based on the proven and probable ore reserves known at the time of 183.3 million tonnes at 1.07 g/t Au (based on 0.36 g/t Au cut-off), for an estimated 6.3 million ounces of gold contained. The study included modeling of an optimized engineered pit using a base case gold price of US$775 per ounce.

Summary highlights of the Study are shown in the table below (dollar amounts in US):

Proven and Probable Gold reserves (oz)	6,283,000
Estimated Net Recoverable Gold (oz)	5,397,000
Average Annual Gold Production (oz)	591,000
Average Annual Silver Production (oz)	754,000
Cash Cost per ounce
• before royalties	$320
• with royalties, net of silver revenues	$319
Total Investment (CAPEX)	$789 M
CAPEX per recoverable oz	$146
Sustaining Capital	$95 M
Closure Costs	$45 M
Mine Life	10 years

2

The initial capital investment program amounts to US$789 million (Canadian dollar equivalent based on $1.18 exchange rate) and is summarized below:

	US$M	CA$M
Mining • Equipment	100.1	118.1
• Pre-production	36.6	43.2
• Total	136.7	161.3
Mineral Processing Plant	348.0	410.6
Tailings and Water Management	15.3	18.1
Electrical and Communication	19.5	23.0
Administration Buildings and Infrastructure	29.7	35.0
Community Development and Relocation Program	87.0	102.7
Indirects	72.7	85.8
Owner’s Costs	14.5	17.1
Sub-total	723.4	853.6
Contingency	65.6	77.4
Total	789.0	931.0

The plant design is a conventional cyanidation and carbon-in-pulp plant with a nominal throughput capacity of 55,000 tonnes per day (20 million tonnes per annum) based on 92% plant availability. Commercial production is estimated to be achieved in the second quarter of 2011.

The entire NI-43-101 Technical Report on the feasibility study is available on www.sedar.com and on the Company’s corporate website www.osisko.com.

Subsequent to issuing the Study, Osisko has continued its drilling program which has led to the discovery of the South Barnat deposit and the discovery of additional reserves at the main Canadian Malartic deposit. On February 10, 2010, the Company issued a new updated ore reserve based on the additional drilling information and an increase in base case gold price to US$825, reflecting the improved gold market conditions. The new reserve results in an increase of 2.69 million ounces or 42.8% increase relative to the previously published study. Mine life has also been extended by 25% to 12.2 years. The operating cost profile will be reviewed in 2010.

The table below shows the new reserve and resource statement for the Canadian Malartic Project:

Reserve and resource estimates using base case US$825 engineered pit shell with 0.34 g/t Au lower cut-off grade

Category	Tonnes (M)	Grade (g/t Au)	Au (M oz)
Proven Reserves	28.4	0.92	0.84
Probable Reserves	217.4	1.16	8.13
Proven & Probable Reserves	245.8	1.13	8.97
Indicated Resources	70.4	0.99	2.23
Inferred Resources	20.0	0.73	0.47

3

The updated summary of the annual mine production plan at the previously-established milling rate of 55,000 tonnes per day is as follows:

New Annual Mine Production Estimates based on 55,000 TPD Mill Rate

Period	Ore Mined (000 t)	Waste Mined (000 t)	Strip Ratio	Mill Feed* (000 t)	Grade (g/t Au)	Processed Gold (oz)	Recovery (%)	Recovered Gold (oz)
Pre-prod.	2,244	11,568	5.16	0	0	0	0	0
2011	17,011	40,533	2.38	15,056	1.18	568,965	86.5	492,394
2012	20,258	57,152	2.82	20,075	1.22	788,857	87.2	687,506
2013	22,967	54,441	2.37	20,075	1.26	814,023	87.4	711,812
2014	20,473	56,879	2.78	20,075	1.24	798,723	87.0	694,606
2015	20,155	57,354	2.85	20,075	1.13	732,352	85.7	627,503
2016	23,154	53,876	2.33	20,075	1.10	709,148	85.0	602,822
2017	20,625	49,433	2.40	20,075	0.97	625,547	83.6	522,970
2018	21,115	48,628	2.30	20,075	1.06	686,467	85.5	586,651
2019	20,809	33,848	1.63	20,075	1.14	738,660	87.2	643,886
2020	22,316	30,226	1.35	20,075	1.26	813,303	87.3	709,715
2021	25,029	16,817	0.67	20,075	1.29	833,849	87.0	725,056
2022	9,689	5,617	0.58	20,073	1.04	672,359	84.4	567,586
2023	0	0	0	9,966	0.57	183,582	80.9	148,428
Total/avg.	245,845	516,372	2.10	245,845	1.13	8,965,835	86.1	7,720,935

*Mill feed in a given year may include stockpiled ore.

The expansion of the pit will require the relocation of a highway. The Company has initiated discussions with representatives of the Town of Malartic and the Québec Government.

Environmental Impact Assessment and Permitting

Osisko submitted its environmental impact assessment study for its Project to Québec’s Ministère du Développement durable, de l’Environnement et des Parcs (the “MDDEP”) on September 4, 2008.

The Company completed the public inquiry and hearings conducted by the Bureau d’audiences publiques en environnement (the “BAPE”). Following extensive public consultations held in Malartic in March and April 2009, detailed analysis of Osisko’s Environmental Impact Assessment Report for the Project and other submissions, the BAPE recommended to the MDDEP on July 3, 2009, that the Project could be developed, subject to certain recommendations, and in a manner that meets Québec’s sustainability objectives.

On August 20, 2009, the Government of Québec announced that the Conseil des ministres had approved the order-in-council authorizing the completion of the Project. Following this key milestone, the Company received the necessary permits to allow for the construction release on August 27, 2009.

The Company officials continue to work with the governmental authorities to secure all additional necessary permits to allow for full commercial mining operations.

4

Project Advancement

Osisko Development Team has been pursuing the construction and development of the Project since October 2007 with the preparation of the Feasibility Study, the procurement of long-lead items and the execution of the relocation program. At the mine site, construction activities began on August 27, 2009, following the receipt of the necessary authorizations.

Significant progress has been made on the Project, including:

•                  Near completion of the relocation of the southern sector of the town;

•                  Construction of six institutional buildings providing the residents of Malartic with modern school, health and community infrastructures;

•                  Awarding of the majority of supply contracts for equipment and services;

•                  Pouring of 22,000 cubic metres of concrete for the foundation of the administration, warehouse and mine service building;

•                  Construction of the administration and maintenance facility;

•                  Erection of mill steel;

•                  Receipt of a RH340 O&K shovel, and three 240-tonne CAT 793F haul trucks;

•                  Excavation of the crushing facility site;

•                  Construction of various roads and basins for water management.

At the end of December 2009, outlays on the Project amounted to $403.9 million, representing 43% of the $930.9 million budget. The Project remains on target to achieve completion in the second quarter of 2011, and within the original estimated budget. The Company’s Senior Management reviews the forecast of completion on a regular basis as part of its project management procedures.

The Company is in the process of recruiting its workforce to operate the mine. It is estimated that the mine will employ 465 individuals. Although the market for attracting mine personnel is very competitive, Osisko believes that it will be able to hire the necessary staff due to the location of the mine, the expected mine life and the modern mining operations. To date, the Company has received approximately 12,000 applications from those seeking employment at the Project.

Community Relations

Since the commencement of its exploration activities, the Company has maintained an active community relation program. The program includes:

•                  Extensive consultation with respect to relocation program and the Project;

•                  Maximization of the economic benefit from the Project to Malartic, the Abitibi-Témiscamingue region and Québec based enterprises;

•                  Support of local and regional activities through Fonds Essor Malartic Osisko;

•                  Maintaining a community outreach office downtown Malartic.

The Company has also an independent community based monitoring committee to act as liaison between the Project and the various stakeholders.

5

Exploration Summary

At the end of the year ended December 31, 2009, the Company had five other properties in its portfolio in addition to Canadian Malartic. The table below does not include the Duparquet property deal, which was signed in late 2009 and for which no exploration work was done before year-end:

Property	Metal	No. of Claims/ Permits	Interest	Property Status	Activity in 2009

Canadian Malartic*	Au	121	100%	Active	Drilling/Development

Cadillac	Au	241	100%	Active	Sampling

East Amphi	Au	85	100%	Active	Drilling

Malartic CHL	Au	10	Option 70%	Active	Drilling

Dunn	Au	51	Option 50%**	Active	Geophysics

Mountjoy	Au	105	Option 50%**	Active	Geophysics

*  Includes Gouldie and South Barnat deposits

** Options can be increased to 65% for Dunn and 60% for Mountjoy

During 2009, 181,477 metres of drilling were completed, resulting in a total of 684,474 metres drilled on the Project since Osisko’s involvement commenced in March 2005. The drilling summary is as follows:

	Fourth Quarter 2009		2009		2008
	No. Holes	Metres	No. Holes	Metres	No. Holes	Metres
Canadian Malartic	18	2,861	176	32,114	297	73,848
South Barnat	13	2,348	433	97,375	465	110,241
Regional Exploration	0	0	39	12,413	23	5,590
Malartic CHL	39	11,319	39	11,319	101	19,746
East Amphi	0	0	13	4,535	—	—
Gouldie	0	0	85	19,500	9	2,296
Western Porphyry	14	4,221	14	4,221	—	—
Total	84	20,749	799	181,477	895	211,721

6

Strategic Investment in Bowmore Exploration Ltd.

On July 3, 2009, the Company closed a strategic investment in Bowmore Exploration Ltd. (“Bowmore”) through an investment of $3.0 million of a $4.2 million non-brokered private placement. At the closing date, Osisko owned 15,000,000 common shares (39.1%) of the 38,364,984 shares of Bowmore and 22,500,000 common shares (40.4%) of the shares outstanding on a fully diluted basis. Furthermore, Osisko has appointed two nominees to Bowmore’s five member board of directors.

Osisko has taken another step towards achieving its objective to grow the Company’s asset base by collaborating with Bowmore to advance a number of grassroots gold exploration opportunities in northern Mexico and Québec.

Dunn Gold Property (Midland Exploration Inc.)

On August 11, 2009, Osisko entered into an option agreement with Midland Exploration Inc. (“Midland”) for the Dunn Gold Property. The property consists of 51 claims in the Clericy and La Pause Townships near Rouyn-Noranda, Abitibi region, Québec. Under the terms of the agreement, Osisko can acquire 50% in the property over a three-year period in consideration of (i) cash payments of $140,000, including $50,000 on signing; and (ii) $1.3 million in exploration outlays, including a minimum of $320,000 in the first year.

Upon acquiring a 50% interest, Osisko will have the option to acquire an additional 15% interest by delivering a bankable feasibility study under the following conditions: (i) annual cash payments of $40,000 and (ii) a minimum of $200,000 of exploration work each year until the delivery of a bankable feasibility study within a three-year period. Alternatively, Osisko can acquire an additional 15% interest by solely assuming all exploration and development work on the Dunn Property, earning an additional 1% interest for every $1,000,000 spent on the property, up to a maximum of $15 million. Midland will be the operator until completion of a positive pre-feasibility study.

Mountjoy Gold Property (Claim Post Resources Inc.)

In September 2009, Osisko entered into an option agreement with Claim Post Resources Inc. (“Claim Post”) for the Mountjoy gold property. The property consists of 105 claims in Mountjoy townships, near Timmins, Ontario.

Under the terms of the agreement, Osisko can acquire a 50% interest in the Mountjoy property during a four-year period in consideration of (i) total cash payments of $250,000, including a payment of $50,000 on or before the first anniversary of the option agreement and (ii) a total of $4,000,000 in exploration expenditures, including $500,000 on the first year.

Upon acquiring a 50% interest in the Mountjoy Property, Osisko will have the option to acquire an additional 10% by delivering a bankable feasibility study no later than three months following the sixth anniversary of the option agreement. Osisko can earn an additional 10% by securing project financing. Osisko will be the operator of the project during the option period.

Osisko has also made a $200,000 private placement into Claim Post by subscribing for 2 million common shares, equivalent to a 9.9% interest in the company.

7

Goldboro (Orex Exploration Inc.)

In November 2009, the Company signed an option agreement with Orex Exploration Inc. (“Orex”) for the Goldboro property, located in Guysborough County, Nova Scotia.

Under this agreement, the Company can acquire a 50% interest in the Goldboro property during a four-year period in consideration of (i) a total of $8,000,000 in exploration expenditures and (ii) making a private placement for 13,000,000 units at a price of $0.10 into the capital of Orex. Each unit consists of one common share and one transferable common share purchase warrant. Each transferable common share purchase warrant entitles the holder to acquire one common share for $0.125 for a period of three years. Upon acquiring a 50% interest in the Goldboro property, the Company will have the option to acquire another 10% by delivering a prefeasibility study on or before the sixth anniversary of the agreement.

The Company will be the operator during the option period.

Duparquet Camp (Clifton Star Resources Inc.)

On November 16, 2009, the Company entered into a joint venture agreement with Clifton Star Resources Inc. (“Clifton”) to acquire a 50% interest in several options’ agreements/claims in the former gold producing Duparquet camp. Under the terms of the agreement, Osisko is required to spend:

2010	$15.0 M	(minimum)
2011	$15.7 M
2012	$23.6 M
2013	$15.7 M
$70.0 M

Osisko will be the operator of the Project. In addition, Osisko has agreed to extend loans to Clifton to fund options’ payment of $8.5 million for 24 months and $22.5 million for 36 months. These loans would carry interest at 5% per annum and can be converted into stock at Clifton’s choice. The Company had also extended a $6 million credit to be drawn prior to January 1, 2010 which was not utilized.

8

The following table outlines the total expenditures during the past years and cumulative investments.

(In thousands of dollars)	Canadian Malartic	East Amphi	Malartic CHL	Cadillac	Dunn	Goldboro	Castelo dos Sonhos
Balance 31/12/05	1,354	—	—	—	—	—	405
Expenditures	13,739	—	40	244	—	—	242
Tax Rebate	(3,748)	—	(2)	(100)	—	—	—
Net Expenditures — 2006	9,991	—	38	144	—	—	242
Balance 31/12/06	11,345	—	38	144	—	—	647
Expenditures	50,416	8,542	927	318	—	—	218
Tax Rebate	(8,388)	(84)	(323)	(76)	—	—	—
Net Expenditures — 2007	42,028	8,458	604	242	—	—	218
Balance 31/12/07	53,373	8,458	642	386	—	—	865
Expenditures	143,369	330	1,820	14	—	—	276
Tax Rebate	(12,333)	(75)	(602)	(5)	—	—	—
Write-off	—	—	—	—	—	—	(1,141)
Net Expenditures — 2008	131,036	255	1,218	9	—	—	(865)
Balance 31/12/08	184,409	8,713	1,860	395	—	—	—
Expenditures	314,641	1,320	1,394	293	316	23	—
Tax Rebate	(10,972)	(515)	(621)	(2)	(43)	—	—
Net Expenditures — 2009	303,669	805	773	291	273	23	—
Balance 31/12/09	488,078	9,518	2,633	686	273	23	—

The Company benefits from incentives of the Québec Government which provides cash reimbursements for outlays on eligible expenditures up to 42.8% of the outlay. During 2009, the Company recorded a benefit of $12.2 million ($13.0 million in 2008) under this program.

9

The details of the direct exploration outlays to date on various projects are as follows:

(in thousands of dollars)

Property	As at December 31, 2008	Exploration expenditures	Tax credits and mining duties	As at December 31, 2009
	$	$	$	$
CANADA

CANADIAN MALARTIC	43,520	24,395	(10,747)	57,168
Drilling		13,403
Geology & Geophysics		3,001
Assaying		3,040
Sampling		1,864
Line cutting/Drill pad prep.		100
Surveying		138
Resources calculation		148
Management fees		1,552
Logistics		455
Stock-based compensation		484
Amortization		210

MALARTIC CHL	1,748	1,336	(620)	2,464
Drilling		872
Geology & Geophysics		75
Assaying		150
Sampling		146
Line cutting/Drill pad prep		24
Surveying		7
Management fees		62

EAST AMPHI	454	1,285	(515)	1,224
Drilling		1,001
Geology & Geophysics		72
Sampling		71
Line cutting/Drill pad prep		11
Surveying		3
Management fees		91
Logistics		36

CADILLAC	268	4	(2)	270
Geology & Geophysics		3
Assaying		1

DUNN	—	121	(43)	78
Geology & Geophysics		48
Line cutting/Drill pad prep		60
Management fees		13

GOLDBORO	—	23	—	23
Geology & Geophysics		23

	45,990	27,164	(11,927)	61,227

10

Financial Summary

The following table summarizes selected financial data of the Company for the most recently completed fiscal years (In thousands of dollars, except for amounts per share):

Years ended December 31	2009	2008	2007
Cash(1)	790,187	95,655	182,078
Working Capital	760,400	92,689	183,476
Total Assets	1,338,773	318,192	264,394
Total Debt	180,069	25,398	—
Shareholders’ Equity	1,112,302	267,269	252,538
Net Income (Loss)	(20,754)	1,463	(11,792)
Net Income (Loss) per Share ($/Share)(2)	(0.08)	0.01	(0.09)
Weighted Average Shares Outstanding (000’s)
• Basic	260,180	162,450	131,740
• Diluted	260,180	168,067	131,740
Share Price ($/Share)(2)
• High	9.24	6.56	7.24
• Low	2.66	1.40	4.06
• Close	8.46	3.64	5.90
Price of Gold (average US$)	972	872	695
Closing Exchange Rate(3) (US$/Can$)	1.0466	1.2246	0.9881

(1)           Includes cash and cash equivalents, restricted cash, short-term investments, and cash collateral investments.

(2)           Net Income (Loss) per share and share price have been adjusted following the stock split.

(3)           Bank of Canada Noon Rate

During the past two years, the Company has completed various equity issues totalling $870.0 million in 2009 ($13.6 million in 2008), and negotiated debt financing agreements of $225.0 million in 2009 ($20.0 million and US$83.0 million in 2008), which has lead to increase in cash, working capital and shareholders’ equity. The Company is still in developing stage and thus does not generate any operating revenue. Its sole source of revenue is interest earned on cash resources.

11

Quarterly Information

The selected quarterly financial information for the past eight financial quarters is outlined below

(in thousands of dollars, except for amounts per share):

	2009				2008
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	$	$	$	$	$	$	$	$

Cash (1)	790,187	454,136	399,438	449,163	95,655	138,620	154,764	163,148
Working Capital	760,400	427,515	369,612	443,336	92,689	126,027	137,974	167,408
Total Assets	1,338,773	878,803	740,232	704,955	318,192	315,072	290,933	267,703
Total Debt	180,069	25,729	26,078	25,343	25,398	23,935	19,189	—
Shareholders’ Equity	1,112,302	809,734	665,456	649,155	267,269	268,176	255,133	253,964
Net Income (Loss)	(8,384)	(5,747)	(5,816)	(807)	(2,081)	(127)	(1,016)	4,687
Net Income (Loss) per Share	(0.03)	(0.02)	(0.02)	0.00	(0.01)	0.00	(0.01)	0.03
Weighted Average Shares Outstanding (000’s)
• Basic	309,989	269,216	259,149	201,072	165,889	162,017	161,423	160,423
• Diluted	309,989	269,216	259,149	201,072	165,889	162,017	161,423	169,421
Share Price ($/Share)
• High	9.06	9.24	7.55	6.05	3.70	4.95	4.96	6.56
• Low	6.90	6.14	4.91	2.66	1.40	1.86	3.59	4.75
• Close	8.46	7.96	6.55	5.75	3.64	3.45	4.32	4.95
Price of Gold (average US$)	1,102	960	922	908	795	872	896	925
Closing Exchange Rate(2)(US$/Can$)	1.0466	1.0722	1.1625	1.2602	1.2246	1.0599	1.0186	1.0279

(1)           Includes cash and cash equivalents, restricted cash, short-term investments, cash collateral investments, and deposit in escrow.

(2)           Bank of Canada Noon Rate

The quarterly growth in assets results from the issuance of equity and the raising of debt financing to fund exploration and development activities.

Fourth Quarter Results

During the fourth quarter, the Company continued to pursue the development of the Canadian Malartic Project, with outlays totalling $110.8 million during the period. The Company has continued its efforts to build on its reserve/resource base through drilling on its direct owned properties and on earn-in projects.

The transaction with Orex (Goldboro property) was concluded in November 2009 resulting in a gain on investment of $1.4 million.

12

The Company also concluded an agreement with Clifton for the establishment of a joint venture to explore, and if warranted, to develop a gold project in the historic Duparquet mining camp.

The Company continued to raise the necessary funds to develop the Project. Approximately $440.8 million was raised mainly through the drawdowns on the debenture with Société générale de financement du Québec (“SGF”) for $75.0 million and on the debt financing with CPPIB Credit Investment Inc. (“CPPIB”) for $75.0 million and through the exercise of two series of warrants for $280.9 million and the completion of a flow-through financing for $3.5 million.

The financial results for the fourth quarter are as follows:

(In thousands of dollars)	Three-Month Ended December 31, 2009	Three-Month Ended December 31, 2008

Salaries & fringe benefits	3,951	2,502
General & administrative expenses	3,233	991
Stock-based compensation	1,957	502
Investor relations & corporate development	634	869
Amortization	159	223
Write off of mining assets	—	1,141

Loss before the following items	(9,934)	(6,228)
Interest Income	541	785
Foreign exchange gain (loss)	(483)	4,103
Share of equity investee income	62	—
Gain on investments	1,430	—
Loss on disposal of mining assets	—	(741)
Net loss for the period	(8,384)	(2,081)

The higher operating costs in the period are attributable to:

•                  Higher salaries and incentive payments reflecting the growth of the Company and the achievement in 2009;

•                  Higher stock based compensation due to the annual grant of options in November and the higher cost per option granted caused by higher share price;

•                  The donation of 250,000 shares to McGill University matching a donation of Robert Wares, Osisko’s COO, to fund new teaching positions and student scholarship programs at the Department of Earth and Planetary Sciences.

13

Listing on TSX

On November 15, 2007, the Company’s shares began trading on the Toronto Stock Exchange (TSX). The graduation from the TSX-Venture Exchange to the TSX reflects the Company’s evolution and provides a greater access to capital. The TSX is one of the world’s premier mining stock exchanges. The Company’s shares also trade on the Deutsche Boerse in Frankfurt, Germany. Effective March 23, 2009, the Company has been included on the S&P/TSX Composite Index as well as the S&P/TSX Global Gold Index and the S&P/TSX Global Mining Index.

The growth of the Company and the major public financings in 2009 has resulted in the Company’s market capitalization increasing substantially in 2009. The table below outlines the growth in the Company’s market capitalization.

Year-end	Number of Shares Outstanding	Price/Share ($/Share)	Market Capitalization ($ Millions)
2009	336,287,092	8.46	2,845.0
2008	166,472,945	3.64	606.0
2007	160,423,193	5.90	946.5
2006	114,147,642	5.535	631.8
2005	88,960,170	0.775	68.9

Gold Market

Although the Company is still in the development stage, the conditions of the gold market have significant impact on the Company. The ability to access capital is affected by the gold market and the evaluation of reserves and resources are based on long-term gold prices.

Since 2001, the price of gold has increased steadily from 30-year lows. The table below outlines the gold market conditions (pm fixed in US dollar):

Year	High	Low	Average	Close
2001	293	256	271	277
2002	349	278	310	347
2003	416	320	363	416
2004	454	375	409	436
2005	537	411	444	513
2006	725	525	604	632
2007	841	608	695	834
2008	1,011	713	872	870
2009	1,213	810	972	1,088

14

During 2009, average gold market price was $972 per ounce, representing a 11.5% increase in comparison to 2008 and a 137.7% growth in the past five years. Gold traded between US$810 and an all time high of US$1,213. Market sentiment remains very favourable for the gold market, mainly based on the following fundamentals:

•                  Increased demand for gold as an investment class asset;

•                  Decline in the value of the US$ against other currencies;

•                  Increase in U.S. budget deficit and the expectation of inflation;

•                  Continued geopolitical risks;

•                  Declining global production profile; and

•                  High deficit levels and indebtedness of Governments.

Statement of Operations

The Company is currently in the exploration and development stages and thus does not generate any revenue except for interest income on cash resources. During the year, Osisko incurred a loss of $20.8 million (loss of $0.08 per share) compared to a profit of $1.5 million (income of $0.01 per share) in 2008.

The $22.2 million loss increase from 2008 is mainly due to a $10.4 million variation in foreign exchange loss, higher salary, fringe benefits and stock based compensation due to increase level of staff and higher incentives, a $2.1 million donation in 2009 to McGill University, lower interest income and a reduction in future tax recovery.

15

Summary of the results are as follows:

(In thousands of dollars)	2009	2008	Variance
Salaries & fringe benefits	7,762	4,665	3,097
General & administrative expenses	6,143	2,453	3,690
Stock-based compensation	3,958	1,808	2,150
Investor relations & corporate development	2,907	2,251	656
Amortization	363	375	(12)
Write off of mining assets	—	1,141	(1,141)
Loss before the following items	(21,133)	(12,693)	(8,440)
Interest Income	1,709	4,589	(2,880)
Foreign exchange gain (loss)	(4,578)	5,832	(10,410)
Share of equity investee income	(198)	—	(198)
Gain on investment	1,430	—	1,430
Loss on disposal of mining assets	—	(741)	741
Loss before income taxes	(22,770)	(3,013)	(19,757)
Future Income Tax Recovery	2,016	4,476	(2,460)
Net Income (Loss)	(20,754)	1,463	(22,217)

The 66.4% increase  in salaries and benefits is due to increase in personnel hired to support the growth of the Company as it moves from the exploration stage to development and operations, as well as higher incentive payouts following the strong performance of the Company in 2009.

The general and administrative costs increase mainly as a result of the $2.1 million share donation to McGill University, matching the Company’s Executive Vice President and  COO’s personal donation to fund new teaching positions and student scholarship programs at the Department of Earth and Planetary Sciences, as well as increased activities of the Company.

Stock based compensation increased by $2.2 million due to the amortization of the 2008 grant for a full year, and the 2009 grant. The average cost of options has increased from $1.02 to $3.36 mainly due to the increase in share price.

Investor relations and corporate development costs increase by 29.1% as the Company sought additional capital to fund the development of the Canadian Malartic Project.

16

In 2008, following the evaluation of the future potential of the property, the Company reduced the carrying value of its Brazilian subsidiary holding the Castelos dos Santos Project for $1.1 million.

Interest income reduced by $2.9 million despite higher cash balances reflecting the refuelling of the economy by low cost debt stimulus of governments.

The $10.4 million variation in foreign exchange results from the 20% increase in the value of the Canadian dollar against the US currency.

The $1.4 million gain on investment in 2009 reflects the change in value of the shares and warrants from announcement of closing the transaction with Orex for the Goldboro property.

The future income tax recovery reflects the income tax benefits from the exploration expenditures being renounced to subscribers of the flow-through issues of the previous year. The $2.0 million in 2009 reflects the $12.3 million issue of 2008, and the $4.5 million recognized in 2008 is from the $25.0 million issue of 2007.

Liquidity and Capital Resources

As the Company has no operating cash flows, Osisko relies on raising capital through equity and debt to fund the exploration, development and corporate administrative activities. The Company maintains an active investor relations program to gain access to capital markets through:

•                  Presentations to current and prospective shareholders;

•                  Participation in institutional and retail mining investment conferences

•                  Corporate advertising in print and electronic media; and

•                  Maintenance of a corporate website.

The Company believes that a strong program, positive exploration results and favourable general market conditions reduce its cost of capital.

17

The following table summarizes the financings during the past two years:

	No of Shares/ Units	Price	Gross Proceeds	Net Cash Proceeds
		($)	(000’s)	(000’s)
2009
Private Placement — February 2009	88,550,000	4.55	402,903	381,815
Private Placement — Flow-through Shares — June 2009	1,216,000	8.75	10,640	10,415
Private Placement — September 2009	21,361,250	7.00	149,529	141,845
Private Placement — Flow-through Shares — December 2009	335,290	11.30	3,789	3,709
Sub-total	111,462,540		566,861	537,784
Exercise of Warrants	53,685,496	5.40	289,681	289,681
Exercise of Options	4,103,600	3.22	13,223	13,223
Employee Share Purchase Plan	44,008	6.86	302	302
Total	169,295,644		870,067	840,990
2008
Private Placement — Flow-through Shares — September 2008	2,916,725	4.20	12,250	11,740
Sub-total	2,916,725		12,250	11,740
Exercise of Warrants	615,000	1.20	738	738
Exercise of Options	2,474,000	0.25	632	632
Total	6,005,725		13,620	13,110

On December 18, 2009, Osisko completed a private placement of 335,290 flow-through shares at a price of $11.30 per share for gross proceeds of $3.8 million.

On September 1, 2009, Osisko concluded a $149.5 million equity financing with a syndicate of underwriters. The Company issued 21,361,250 common shares at a price of $7.00 per share.

On June 26, 2009, the Company completed a private placement of 1,216,000 flow-through shares at a price of $8.75 per share for gross proceeds of $10.6 million.

On February 25, 2009, Osisko concluded a very successful financing with a syndicate of underwriters. The Company issued a total of 88,550,000 units of the Company at a price of $4.55 per Unit, for aggregate gross proceeds of $402.9 million. Each Unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant entitled the holder thereof to purchase one additional common share upon payment of the exercise price of $5.45 until November 17, 2009. Some 44,266,256 warrants were exercised for proceeds of $241.3 million

On September 30, 2008, the Company completed a private placement of 2,916,725 flow-through shares at a price of $4.20 per share for gross proceeds of $12.3 million.

In November 2007, the Company completed a private placement of 19,250,000 special warrants for gross proceeds of $125 million. Subsequently, the Company completed a prospectus to

18

qualify the distribution of 19,250,000 common shares and 9,625,000 common share purchase warrants upon the automatic exercise of the special warrants on December 28, 2007. Some 5,015,490 warrants were exercised for proceeds of $39.6 million.

During the year, the Company also received $8.8 million from the exercise of 4,403,750 warrants issued in 2006 and received $13.2 million (2008 - $0.6 million) from the exercise of options.

The Company also received in the period $10.5 million (2008 - $8.1 million) incentive payment from the Québec Government related to the prior year’s exploration program.

In accordance with the disclosures in the prospectus of the above mentioned equity financings, the table below outlines the use of proceeds against the plan outlined:

	Proposed use of proceeds				Outlays to Date(2)
(In thousands of dollars)	Nov 2007	Feb 2009(1)	Aug 2009(1)	Total	Total
Community resettlement	40,000	67,500	—	107,500	131,185
Equipment	40,000	—	20,000	60,000	18,810
Feasibility & engineering studies	5,000	—	—	5,000	11,143
Mine site preparation	10,000	—	—	10,000	8,717
Mining	—	13,500	—	13,500	1,118
Electrical and communication	—	21,500	—	21,500	9,207
Infrastructure	—	28,500	—	28,500	17,025
Processing	—	197,425	80,000	277,425	146,616
Tailings and water management	8,000	3,500	—	11,500	13,365
Indirects (detailed engineering, construction management, ocean and other freight, temporary facilities, equipment, tools and maintenance)	8,000	38,000	20,000	66,000	28,579
Sub-total	111,000	369,925	120,000	600,925	385,765
General corporate purposes	7,031	11,933	22,426	41,390	256,550
Net proceeds	118,031	381,858	142,426	642,315	642,315

(1)                                 Includes the over-allotment option

(2)                                 Includes restricted cash to guarantee orders

19

The Company has also negotiated credit facilities during the past two years to fund the development of the Canadian Malartic Project. The table below summarizes the debt:

	Total Facility Amount ($M)	Balance as at December 31, 2009 ($M)	Interest Rate
CPPIB	150.0	75.0	7.5%
SGF	75.0	75.0	7.5%
CAT Financial Services Limited (“CAT”)	US83.0	US29.1	Tranche A: 1-month-LIBOR + 2.75% Tranche B: 3-month-LIBOR + 2.75% + Credit spread
Fonds de Solidarité FTQ (“Fonds”)	20.0	20.0	9.5%

The debt financing with CPPIB is secured against the Company’s assets. The second tranche of $75 million may be drawn for general corporate purposes at the discretion of the Company on March 31, 2010. In the event that the Company draws on the facility, it will issue an additional 5.5 million warrants expiring on September 24, 2014 at an exercise price based on the 15-day volume weighted average price prior to drawdown plus a 30% premium. The principal is payable on or before maturity date based on cash flow availability, the maturity date being on October 31, 2014.

The SGF debenture is convertible in Company’s shares at $9.18 per share prior to November 9, 2014. In accordance with the accounting pronouncements, the facility has been recorded with a liability component of $64.0 million and an equity component of $11.0 million as at December 31, 2009. The debenture has a five-year term maturing on November 9, 2014.

The obligation under capital lease with CAT is available to finance the acquisition of the mobile mining fleet. The equipment secures the lease obligation. The Company intends to exercise the purchase option at the end of the five-year lease term.

The debt financing with Fonds for $20 million facility is unsecured and is payable in a minimum of 48 equal monthly instalments commencing at the earlier of commercial production of the Project or May 9, 2011.

20

The amount of principal of long-term debt payments per year is as follows:

(In millions of dollars)	CPPIB	SGF(1)	Fonds	CAT
2010	—	—	—	7.4
2011	30.0	—	3.3	3.6
2012	30.0	—	5.0	5.9
2013	15.0	—	5.0	6.7
2014	—	75.0	5.0	5.1
2015	—	—	1.7	4.8
Less: Imputed interest	—	—	—	(3.0)
	75.0	75.0	20.0	30.5

(1)         If SGF does not exercise its option to convert the debenture into shares

As at December 31, 2009, the Company’s cash resources, short-term investments, restricted cash and cash collateral investments amount to $790.2 million (2008 - $95.7 million) and are summarized below:

(In thousands of dollars)	December 31, 2009	December 31, 2008
Cash and cash equivalents	673,777	57,799
Short-term investments	84,064	—
Cash collateral investments	5,452	19,856
Restricted cash
Current	10,760	18,000
Non-current	16,134	—
	790,187	95,655

The cash collateral investments are held in US dollars denominated guaranteed certificates and are pledged against the letters of credit guaranteeing the purchase of long-lead delivery equipment.

The majority of the current restricted cash is given as guarantee for the completion of the relocation program and the restoration of the southern neighbourhood of the Town of Malartic and the portion held in US dollars is pledged as security against letters of credit issued as a deposit for the mobile equipment purchase.

Furthermore, the non-current restricted cash is pledged as a security against a letter of credit issued to Hydro-Québec for the installation of a new electrical transmission line for the Project. The agreement with Hydro-Québec, including the start of the construction work, is subject to the receiving of all permits required to develop the Project.

21

The short-term investments are liquidities held at major Canadian banks or Ontario and Québec provinces’ treasury bills with an original term of greater than 90 days until maturity. The Company does not hold any investments in asset-backed commercial paper with any financial institution.

Operating Cash Flow

The cash flow shortfall from operating activities amounted to $9.6 million compared to $3.5 million in 2008. The shortfall is mainly attributable to corporate administrative expenses offset by investments generated on cash resources.

Investing Activities

The investments of the Company are summarized as follows:

(In thousands of dollars)	2009	2008
Mining assets	276,497	122,143
Less:
Net changes in short-term investments	84,064	(55,000)
Net changes in cash collateral accounts	(13,477)	(2,618)
Net changes in restricted cash accounts	9,543	15,435
Investments	4,500	—
Proceeds on disposal of mining assets	—	(1,675)
Net cash utilized in investing	361,127	78,285

Related Party Transactions

The Company has carried out transactions with related parties in the normal course of business. The transactions are described in note 17 to the financial statements, with the main transactions being:

i.                  Payment of office rent to a company controlled by an officer: $131,000 (2008 - $131,000);

ii.               Rental costs of $34,000 (2008 - $93,000) re-billed with respect to an office shared with a significant shareholder;

iii.            Acquisition of furniture and equipment of $94,000 from a significant shareholder.

The office rent is included in general and administrative expenses.

A security deposit of approximately $382,000 is pledged against the long-term lease entered into with a company controlled by an officer. The security deposit is equal to approximately two years’ rent and may be applied to the initial five-year lease in case of default of payment and is accounted for as Other current assets.

Certain employees and officers have subscribed to the 2009 Flow-through shares under the same terms and conditions set forth for all subscribers.

22

Outlook 2010

During 2010, the Company intends to focus on the advancement of the construction and development of its flagship Canadian Malartic Project with planned outlays of $374.7 million.

The Company will also pursue aggressively the growth of its reserve and resource base through the investment of $26.5 million on exploration programs around its Canadian Malartic Project, as well as on other targets in Québec, Ontario and Nova Scotia.

The Company is also pursuing the acquisition of additional advanced stage projects.

Critical Accounting Estimates

The Company’s annual consolidated financial statements have been prepared assuming the Company will continue on a going-concern basis.  The Company has incurred losses since inception, and the ability of the Company to continue as a going concern depends upon its ability to develop profitable mining operations. The Company has financed its capital requirements by issuing common stock and contracting various debt instruments.

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas where management judgment is applied are assumptions and estimates relating to determining defined ore bodies, reserves value beyond proven and probable mine life, the useful life of assets for amortization purposes and for evaluation of their net recoverable amount, fair values for purpose of impairment analysis, initial measurement of the components of convertible debenture, asset retirement obligations, stock-based compensation and warrants and valuation allowances for future income taxes. Actual results could differ from those estimates.

The Company’s recoverability of its recorded value of its mining properties and associated deferred expenditures is based on market conditions for metals, underlying mineral resources associated with the properties and future costs that may be required for ultimate realization through mining operations or by sale. The Company follows the practice of capitalizing all costs related to acquisition, exploration and development of mineral properties until such time as mineral properties are put into commercial production, sold or abandoned. If commercial production commences, these capitalized costs will be amortized on a unit-of-production basis. If the mineral properties or projects are abandoned, the related capitalized costs are written-off. On an ongoing basis, the Company evaluates each property and project on results to date to determine the nature of exploration, other assessment and development work that is warranted in the future. If there is little prospect of future work on a property or project being carried out within a three year period from completion of previous activities, the deferred expenditures related to that property or project are written off or written down to the estimated amount recoverable unless there is persuasive evidence that an impairment allowance is not required. The amounts shown for mineral properties and for mineral property evaluation costs represent costs incurred to date net of mining duties and tax credits less write-downs, if appropriate, and are not intended to reflect present or future values.

The factors affecting stock-based compensation include estimates of when stock options and compensation warrants might be exercised and the stock price volatility. The timing for exercise of options is out of the Company’s control and will depend upon a variety of factors including the

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market value of the Company’s shares and financial objectives of the stock-based instrument holders. The Company used historical data to determine volatility in accordance with the Black-Scholes model; however, the future volatility is uncertain and the model has its limitations.

New Accounting Standards

Accounting standards newly adopted

Effective January 1, 2009, the Company adopted an amendment to an accounting standard related to financial instruments, one new accounting standard related to goodwill and intangible assets and two new abstracts related to credit risk and the fair value of financial assets and financial liabilities and mining exploration costs that were issued by the Canadian Institute of Chartered Accountants (“CICA”). The CICA amendment, new standard and abstracts are as follows:

Section 3862, Financial Instruments — Disclosure

On January 1, 2009, the Company adopted an amendment to Section 3862, Financial Instruments — Disclosures. This amendment establishes additional disclosure requirements regarding the level in the fair value hierarchy in which fair value measurements are categorized for assets and liabilities measured in the consolidated balance sheet.

Section 3064, Goodwill and Intangible Assets

In February 2008, the CICA issued Section 3064, which replaces Section 3062, Goodwill and Other Intangible Assets. This new Section provides guidance on the recognition, measurement, presentation and disclosure of goodwill and intangible assets. This new Section specifically excludes mining activities related to prospecting, acquisition of mineral rights, exploration, drilling and mineral development from being considered as intangible assets, as existing Section 3061, Property, Plant and Equipment, contains standards for the measurement, presentation and disclosure of mining properties. Adoption of this standard did not have any effect on the Company’s consolidated financial statements.

EIC-173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

In January 2009, the CICA issued EIC-173, which provides guidance on how to take into account credit risk of an entity and counterparty when determining the fair value of financial assets and financial liabilities, including derivative instruments. This Abstract applies to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2009. Adoption of this Abstract did not have any effect on the Company’s consolidated financial statements.

EIC-174, Mining Exploration Costs

In March 2009, the CICA issued EIC-174, which provides guidance on the accounting and the impairment review of exploration costs. This Abstract applies to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2009. Adoption of this Abstract did not have any effect on the Company’s consolidated financial statements.

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New accounting standards not yet adopted

In January 2009, the CICA issued Section 1582, Business Combinations, Section 1601, Consolidated Financial Statements, and Section 1602, Non-controlling Interests, which replace CICA Section 1581, Business Combinations, and Section 1600, Consolidated Financial Statements. Section 1582 establishes standards for the accounting for business combinations that are equivalent to the business combination accounting standards under International Financial Reporting Standards (“IFRS”). Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. It is equivalent to the corresponding provisions of IFRS, IAS 27 (Revised), Consolidated and Separate Financial Statements. The Sections apply to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011. The Company is currently evaluating the impact of the adoption of these new Sections on the consolidated financial statements.

Conversion to International Financial Reporting Standards

In February 2008, the Accounting Standards Board announced that the accounting framework under which the financial statements are prepared for all publicly accountable companies will be replaced by International Financial Reporting Standards starting January 2011. The first set of yearly financial statements under IFRS will be for the year ending December 31, 2011, including comparative information for the year ending December 31, 2010.

The conversion requirement from GAAP to IFRS raises both financial and non-financial issues with potential implications of risk, financial reporting, internal controls and stakeholder relations, however the fact that Osisko is a development stage company limits such impact. We expect the Canadian Malartic Project to commence production in 2011 at which point all the policy and procedures will be established in conformity with the IFRS.

The Company formed a team and initiated the conversion project in the last quarter of 2008.

The Company is using a five step roadmap to convert to IFRS:

Diagnostic

The initial diagnostic stage has been completed with a preliminary gap analysis of the accounting and business processes.

Design and planning

The Company is currently examining the transition options and policy choices presented under IFRS and evaluating the material impact on the future financial statements of the Company. Detailed policy analysis has been initiated based on the conclusions of the gap analysis. Many of the differences identified between IFRS and Canadian GAAP are not expected to have material impact on our reported results and financial position. However, there may be significant changes as a result of IFRS’ accounting principles and provisions for first time adoptions. The Company has not yet determined the full accounting effects of adopting IFRS, since some key accounting policy alternatives and implementation decisions are still being evaluated.

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•                  First-time adoption of IFRS

IFRS 1, “First-Time Adoption of International Financial Reporting Standards” (“IFRS 1”), provides entities adopting IFRS for the first time with a number of optional exemptions and mandatory exceptions, in certain areas, to the general requirement for full retrospective application of IFRS. The Company will need to analyze the various accounting policy choices available and will implement those determined to be most appropriate in the circumstances. The Company expects that key IFRS 1 exemption decisions will be approved by senior management during 2010.

•                  Accounting policies

Below some of the significant areas are discussed in detail. For other areas, the Company will adopt policies in conformity with IFRS as it will complete its transition from being a developing company to a producing company in 2011.

Property, plant and equipment

Although the design stage is not completed yet, the Company is not expecting to apply the fair value method to determine the deemed opening cost under IFRS which is one of the significant IFRS1 exemptions.

The accounting policy of the Company will be amended to:

•                  Review useful life, residual value and method of depreciation on an annual basis.

•                  Identify all significant components and their respective useful lives.

•                  Capitalize major maintenance and replacement of significant parts and derecognize the carrying value of the replaced parts.

•                  Include constructive obligations for significant dismantling and removal costs.

Financial instruments

The accounting policy of the Company will be amended to:

•                  Include changes to impairments of financial assets and their possible reversal.

•                  Detail the conditions that need to be met for the designation of a financial instrument as “fair value through profit and loss”.

Asset retirement obligations

The accounting policy of the Company will be amended to:

•                  Include constructive obligations to the estimated cost of dismantling and removing the asset and restoring the site.

•                  Include changes to the discount rate. According to IFRS, liability is adjusted even if there is no other change to the liability.

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Impairment of assets

The accounting policy of the Company will be amended to:

•                  Change the assessment method of whether impairment exists. The two step approach allowed under Canadian GAAP is not acceptable under IFRS. Therefore, the discounted cash flows are taken as an indication to determine impairment.

This list should not be regarded as a complete list of changes that will result from transition to IFRS. It is intended to highlight those areas we believe to be most significant; however, our analysis of possible changes is still in process and not all decisions have been made where choices of accounting policies are available. Until our adoption date is finalized, the Company is not able to reliably quantify the impacts expected on our consolidated financial statements for these differences.

•                  Presentation and disclosure

IFRS will require more in depth disclosure. The Company is already taking the necessary steps to adjust the systems requirements to ensure appropriate data collection for disclosure purposes.

•                  Information technology, data systems and internal controls over financial reporting

The Company expects minimal impact on its data systems and is constantly working on improving its internal controls over financial reporting. As noted, the transition to IFRS for the Company mainly affects the presentation and disclosure of its financial statements. This may lead to significant presentation and process changes to report more detailed information in the notes of the financial statements. Financial reporting controls will change due to the transition to IFRS, but the impact will be minimal. The majority of the expected changes will implicate the modification or addition of processes due to the fact that IFRS requires more judgment with respect to various accounting treatments. Processes and controls will be put in place to ensure the Company is making the appropriate judgements and is following the selected IFRS accounting policies.

•                  Training and communication

The Company has also started training of the key internal resources. IFRS training will continue as IFRS accounting policies are developed and the implementation process begins. The Company’s communications and investor relations team will be involved in the conversion project to ensure that the stakeholder queries during the time leading up to the conversion are addressed. The Company will continue to provide updates on the project progress throughout the conversion period to allow stakeholders to assess the impact of the conversion on the Company’s financial performance.

•                  Business activities

The Company is currently assessing impacts on all areas of the Company, including contractual arrangements and debt covenant calculations.

The conversion team will be reporting regularly throughout the project to the Audit Committee and is implicating the external auditors into the conversion process throughout each stage of the project.

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Solution development

In this stage the Company will develop solutions to enable the implementation of IFRS. This stage will include the development of training programs, revision of the IFRS consolidated financial statements, preparation of the comparative information and identification of the impacts on non-financial areas. The Company is expecting to complete this stage by the end of the third quarter of 2010.

Implementation

In this stage the Company will implement the changes that have been developed and will obtain sign off and testing. The tasks to be accomplished within this stage are to produce an opening balance sheet, complete systems testing and end user testing.

Post implementation

During this stage the Company will perform a review of the IFRS transition and ensure the preparation of financial statements in compliance with IFRS without external support.

The Company will stay informed on the upcoming changes to the IFRS based on the projects in place or to be initiated by the International Accounting Standards Board and will adjust its plan along the way to include all key elements to ensure its compliance by 2011.

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Share Data

Capital structure as at February 16, 2010

Common shares issued and outstanding: 336,349,561

Common share purchase warrants outstanding: 8,100,000

Expiry Date	Number of Warrants	Exercise Price
		$

May 9, 2013	1,100,000	7.46
September 24, 2014	7,000,000	10.75

	8,100,000

Options outstanding: 9,574,500

Expiry Date	Number of Options	Exercise Price
		$

May 2010	30,000	5.325
July 2010	100,000	5.50
September 2010	300,000	5.46
May 2012	1,000,000	5.325
September 2012	1,725,000	5.46
May 2013	280,000	4.18
September 2013	2,473,833	2.20
November 2013	10,000	1.97
March 2014	30,000	5.61
April 2014	186,667	5.20
May 2014	189,000	5.88
June 2014	375,000	6.72
November 2014	2,875,000	7.80

	9,574,500

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Risks and Uncertainties

The Company is an exploration and development company that operates in an industry that is dependent on a number of factors that include environmental, legal and political risks, the existence of economically recoverable reserves, and the ability of the Company to obtain necessary financing to complete development and future profitable production or the proceeds of disposition thereof. An investment in the Company’s common shares is highly speculative and subject to a number of risks and uncertainties. An investor should carefully consider the risks described below and the other information filed with the Canadian securities regulators before investing in the Company’s common shares. If any of the following risks occur, or if others occur, the Company’s business, operating results and financial condition could be seriously harmed and investors may lose a significant proportion of their investment.

The following discussion reviews a number of important risks which management believes could impact the Company’s business. There are other risks, not identified below, which currently, or may in the future, exist in the Company’s operating environment.

Financial risk

The Company is in its exploration and development stage and has no history of profitability. The Company completed a positive feasibility for its Canadian Malartic Project. The Company has raised and secured the necessary funding for the Project. If additional funds are required, the source of funds available to the Company is through the sale of additional equity capital or borrowings. There is no assurance that such funding will be available to the Company. Furthermore, even if such financing is available, there can be no assurance that it will be successfully obtained on terms favourable to the Company or provide the Company with sufficient funds to meet its objectives, which may adversely affect the Company’s business and financial condition.

Currency fluctuations may affect the costs of doing business

The Company’s main activities and offices are currently located in Canada. However, some of the costs associated with the Company’s activities in Canada are denominated in currencies other than the Canadian dollar. Any depreciation of the Canadian dollar vis-à-vis these currencies could increase the Company’s cost of doing business. In addition, the U.S. dollar is subject to fluctuation in value in relation to the Canadian dollar. For the period ending December 31, 2009, Osisko did not utilize any hedging programs to mitigate the effect of currency movement.

Risk linked with industry conditions

Mineral exploration and development is extremely competitive and involves a high degree of risk. The Company must compete with a number of other companies that have greater technical and financial resources. It involves many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Most exploration programs do not result in the discovery of significant mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Commercial viability of exploiting any deposits encountered depends on a number of factors including infrastructure, commodity prices, energy costs, inflation, interest rates, financial market conditions, potential litigation, availability of qualified labour and governmental regulations, in particular those in relation to price, taxes, royalties, land use, governmental involvement in the project, importation and exportation duties. Although substantial benefits may be derived from the discovery of a major

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mineralized deposit, no assurance can be given that minerals will be discovered of sufficient quantity, quality, size and grade on any of the Company’s exploration properties to justify commercial operations nor that any exploration property will be brought into production.

Risks related to mineral reserve and resource estimates

Mineral reserve and resource estimates are based on assumptions such as metal prices and drilling information. Material and prolonged changes in metal prices can have an impact on the recoverability of the reserves and resources. Mineral resource evaluations may also be affected due to variances in geological conditions of a property due to erroneous geological data. Therefore, mineral reserve and resource estimates should be viewed as estimates only with no assurance of achieving the expected tonnages, grades and recovery levels.

Risk of project delay

The Company plans to: (i) complete the permitting application process in respect of the Canadian Malartic Project and (ii) commence commercial production in 2011. However, there are significant risks that the completion of construction of a mine on the Project could be delayed due to circumstances beyond the Company’s control. Such risks include delays in acquiring all of the necessary surface rights, delays in obtaining mining and surface leases, environmental and construction authorizations and permits, delays in finalizing all necessary detailed engineering and a definitive construction contract, as well as unforeseen difficulties encountered during the construction process.

Risk linked to the community of Malartic

The Company’s principal asset, the Canadian Malartic gold deposit, is located adjacent to the community of Malartic. Commercial open-pit production of the deposit will require not only the collaboration and support of the town council and residents of Malartic, but will also require relocation of a portion of the town, which is largely completed and the relocation of a portion of Highway 117, for which permits have not yet been obtained. Although the Company has taken all possible measures to ensure majority community support for the project, there is no guarantee that the Company will continue to retain the social contract necessary for commercial production of the deposit.

Risk linked with government regulation

The Company’s activities entail compliance with the applicable legislation or review processes and the obtaining of land use and all other permits, and similar authorizations of future overall mining operations are subject to the constraints contained in such legislation. The Company believes that it is in compliance in all material respects with such existing laws. Changing government regulations may, however, have an adverse effect on the Company.

Environmental risk

All phases of the Company’s operations are and will be subject to federal, provincial and local environmental regulation in the various jurisdictions in which the Company operates. These regulations mandate, among other things, the maintenance of air and water quality standards, land use standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid, liquid and hazardous waste. Environmental legislation is evolving in a manner which will require, in certain jurisdictions, stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent

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environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. No certainty exists that future changes in environmental regulation, if any, will not adversely affect the Company’s operations. Environmental hazards may exist on the Company’s properties which are unknown to management at present and which have been caused by previous owners or operators of the properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Insurance risk

The Company’s insurance will not cover all the potential risks associated with a mining company’s operations.  Moreover, insurance against risks such as environmental pollution or other hazards as a result of production is not generally available to the Company or to other companies in the mining industry on acceptable terms. The Company might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of high premium costs. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon its financial condition and results of operations.

Risk on the uncertainty of title

Although the Company has obtained title opinions with respect to its properties and has taken all possible measures to ensure proper title to its properties, including filing of necessary documents and payment of rents to local regulatory authorities, there is no guarantee that the title to any of its properties will not be challenged. Third parties may, unbeknownst to the Company, have valid claims underlying portions of the Company’s interests.

Risk linked to conflict of interest

Certain directors and officers of the Company may also serve as directors and/or officers of other public and private companies and devote a portion of their time to manage other business interests. Furthermore, certain directors and officers of the Company may also serve as directors of other companies involved in mineral exploration and development. Consequently, the possibility of conflict of interest exists at several levels.

To the extent that such other companies may participate in ventures in which the Company is also participating, or participate in business transactions with the Company, such directors and officers may have a conflict of interest in negotiating and reaching an agreement with respect to the extent of each company’s participation. Canadian law and Company policy require the directors and officers of the Company to act honestly, in good faith, and in the best interests of the Company and its shareholders.  However, in conflict of interest situations, our directors and officers may owe the same duty to another company and will need to balance the competing obligations and liabilities of their actions, or declare and refrain from voting on any matters in which such directors have a conflict of interest. There is, however, no guarantee that the Company’s interests will receive priority in all cases.

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Disclosure Controls and Internal Controls over Financial Reporting

The Chief Executive Officer (the “CEO”), and the Chief Financial Officer (the “CFO”) of the Company are responsible for establishing and maintaining the Company’s disclosure controls and procedures (“CDP”) including adherence to the Disclosure Policy adopted by the Company. The Disclosure Policy requires all staff to keep senior management fully apprised of all material information affecting the Company so that they may evaluate and discuss this information and determine the appropriateness and timing for public release.

The CEO and the CFO are also responsible for the design of internal controls over financial reporting (“ICFR”). The fundamental issue is ensuring all transactions are properly authorized and identified and entered into a well designed, robust and clearly understood accounting system on a timely basis to minimize risk of inaccuracy, failure to fairly reflect transactions, failure to fairly record transactions necessary to present financial statements in accordance with GAAP, unauthorized receipts and expenditures, or the inability to provide assurance that unauthorized acquisitions or dispositions of assets can be detected. The relatively small size of the company makes the identification and authorization process relatively efficient and a process for reviewing ICFR has been developed.  To the extent possible given the Company’s small size, the internal control procedures provide for separation of duties for receiving, approving, coding and handling of invoices, entering transactions into the accounts, writing checks and wire requests and also require two signers on all payments.

The CEO and CFO evaluated the effectiveness of the Company’s CDP and ICFR as required by National Instrument 52-109 issued by the Canadian Securities Administrators. They concluded that as of December 31, 2009, the Company’s design and operation of its CDP and ICFR were effective in providing reasonable assurance that material information regarding this report, and the annual consolidated financial statements and other disclosures was made known to them on a timely basis and reported as required and that the financial statements present fairly, in all material aspects, the financial condition, results of operations and cash flows of the Company as of December 31, 2009. The CEO and CFO also concluded that no material weaknesses existed in the design of the ICFR.

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Caution Regarding Forward Looking Statements

Certain statements contained in this report constitute forward-looking statements. These statements relate to future events or the Company’s future performance, business prospects or opportunities. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions. These forward-looking statements include statements regarding the future price of gold and silver, the timing and amount of estimated future production, costs of production, currency fluctuations, capital expenditures, permitting time lines, the requirements of future capital, drill results and the estimation of mineral resources and reserves. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. The Company believes that the expectations reflected in those forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements contained into this report should not be unduly relied upon. These statements speak only as of the date of this report. Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this report. Such statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about:

•                  general business and economic conditions;

•                  the supply and demand for, deliveries of, and the level and volatility of prices of gold and silver as well as petroleum products;

•                  impact of change in foreign currency exchange rates and interest rates;

•                  the timing of the receipt of regulatory and governmental approvals for the Company’s development project and other operations;

•                  the availability of financing for the Company’s development for future projects;

•                  the Company’s estimation of its costs of production, its expected production and its productivity levels;

•                  power prices;

•                  the ability to procure equipment and operating supplies in sufficient quantities and on a timely basis;

•                  the ability to attract and retain skilled staff;

•                  engineering and construction timetables and capital costs for the Company’s development Project;

•                  market competition;

•                  the accuracy of the Company’s resource estimate (including, with respect to size, grade and recoverability) and the geological, operational and price assumptions on which it is based;

•                  change in governments regulations, policies and change in tax benefits and tax rates;

•                  environmental risks including increased regulatory constraints;

•                  the hability to complete the relocation program of the southern neighbourhood of the Town of Malartic;

•                  the Company’s ongoing relations with its employees, its business partners and the community of the Town of Malartic.

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These forward-looking statements involve risks and uncertainties relating to, among other things, changes in commodity and, particularly, gold prices, access to skilled mining development and mill production personnel, results of exploration and development activities, the Company’s limited experience with production and development stage mining operations, uninsured risks, regulatory changes, defects in title, availability of materials and equipment, timeliness of government approvals, actual performance of facilities, equipment and processes relative to specifications and expectations and unanticipated environmental impacts on operations. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors hereinabove. Additional risk factors are described in more detail in the Company’s Annual Information Form filed with the securities commissions or similar authorities in certain of the provinces of Canada. Investors should not place undue reliance on forward-looking statements as the plans, intentions or expectations upon which they are based might not occur. The Company cautions that the foregoing list of important factors is not exhaustive. Investors and others who base themselves on the Company’s forward-looking statements should carefully consider the above factors as well as the uncertainties they represent and the risk they entail. The forward-looking statements contained in this report are expressly qualified by this cautionary statement.

(Signed) Sean Roosen	(Signed) Bryan A. Coates
Sean Roosen	Bryan A. Coates
President and Chief Executive Officer	Vice President Finance and Chief Financial Officer

February 16, 2010

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Corporate Information

Osisko Mining Corporation

Head Office

1100 De La Gauchetière West

Suite 300

Montreal, Québec, Canada H3B 2S2

Tel.: (514) 735-7131

Fax: (514) 933-3290

Email:  info@osisko.com                                 Web site: www.osisko.com

Directors and Officers

Victor H. Bradley, Chairman of the Board

Sean Roosen, President, CEO and Director

Robert Wares, Executive Vice President, COO and Director

Staph Leavenworth Bakali, Director

André J. Douchane, Director

Norman Storm, Director

Serge Vézina, Director

John Burzynski, Vice President Corporate Development

Bryan A. Coates, Vice President Finance, CFO

Jean-Sébastien David, Vice President Sustainable Development

Luc Lessard, Vice President Engineering and Construction

André Le Bel, Vice President Legal Affairs and Corporate Secretary

Sergio Cattalani, Vice President Exploration

Robert Mailhot, Vice President Human Resources

Legal Counsel

Lavery, de Billy, Montreal

Auditors

PricewaterhouseCoopers, LLP, Montreal

Transfer Agent

Trust CIBC Mellon, Montreal

Exchange listings

TSX Exchange - OSK

Deutsche Boerse - EWX

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